                                                                     EXHIBIT 2.1

                              DEFINITIVE AGREEMENT


                               DATED MAY 21, 1996


                                     AMONG


                   MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY,
                            AN OKLAHOMA PUBLIC TRUST


                                      AND


                             MIDWEST CITY HMA, INC.


                                      AND


                       HEALTH MANAGEMENT ASSOCIATES, INC.

                               TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS                                        1
            1.1  Definitions.................................  1
            1.2  Interpretation..............................  6

ARTICLE 2.  BASIC TRANSACTIONS                                 6
            2.1  Lease of Leased Assets......................  6
            2.2  Purchase of Certain Assets..................  6
            2.3  Assets Excluded from Transactions...........  6
            2.4  Assumption of Certain Liabilities...........  6
            2.5  Purchase Price..............................  7
            2.6  Post-Closing Adjustment.....................  7

ARTICLE 3.  CLOSING                                            8
            3.1  Closing                                       8
            3.2  Actions of Sub and HMA at Closing...........  8
            3.3  Actions of the Authority at Closing.........  9
            3.4  Payment of Tax-Exempt Debt..................  10

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY    10
            4.1  Organization and Authorization..............  10
            4.2  Assets; Title...............................  11
            4.3  Consents; Absence of Conflicts With Other
                 Agreements, Etc.............................  11
            4.4  Binding Obligations.........................  12
            4.5  Financial Statements........................  12
            4.6  No Additional Material Liabilities..........  12
            4.7  Licenses                                      12
            4.8  Medicare Participation; Accreditation.......  13
            4.9  Regulatory Compliance.......................  13
           4.10  Contracts                                     13
           4.11  Equipment                                     14
           4.12  Insurance                                     14
           4.13  Employee Benefit Plans......................  14
           4.14  Employee Relations..........................  14
           4.15  Litigation or Proceedings...................  15
           4.16  Special Funds...............................  15
           4.17  Medical Staff Matters.......................  15
           4.18  Subsequent Results..........................  15
           4.19  Environmental Matters.......................  15
           4.20  Taxes.......................................  16
           4.21  No Broker's Fees............................  16
           4.22  Disclosure..................................  17

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SUB AND HMA      17
            5.1  Organization and Authorization of HMA.......  17
            5.2  Organization and Authorization of Sub.......  17
            5.3  Consents; Absence of Conflicts With Other
                 Agreements, Etc.............................  17
            5.4  Binding Obligations.........................  18
            5.5  Sub's Regulatory Compliance.................  18
            5.6  Litigation or Proceedings...................  18
            5.7  No Broker's Fees............................  18

                                      (i)
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            5.8  Disclosure..................................  18

ARTICLE 6.  PRE-CLOSING ACTIONS BY THE AUTHORITY               18
            6.1  Transition; Access..........................  18
            6.2  Operations..................................  19
            6.3  Negative Covenants..........................  19
            6.4  Regulatory Approvals........................  20
            6.5  Additional Financial Information............  20
            6.6  Closing Conditions..........................  20

ARTICLE 7.  PRE-CLOSING ACTIONS BY SUB AND HMA                 20
            7.1  Regulatory Approvals........................  20
            7.2  Closing Conditions..........................  20

ARTICLE 8.  CONDITIONS PRECEDENT TO SUB'S AND HMA'S OBLIGA-
            TIONS............................................  21
            8.1  Representations, Warranties and Covenants...  21
            8.2  Opinion of the Authority's Counsel..........  21
            8.3  Pre-Closing Confirmations...................  22
            8.4  Actions or Proceedings......................  22
            8.5  Leasehold Title Insurance Matters...........  22
            8.6  No Adverse Change...........................  23
            8.7  Other Instruments and Documents.............  23

ARTICLE 9.  CONDITIONS PRECEDENT TO THE AUTHORITY'S OBLIGA-
            TIONS............................................  23
            9.1  Representations, Warranties and Covenants...  23
            9.2  Opinion of Sub's and HMA's Counsel..........  23
            9.3  Pre-Closing Confirmations...................  24
            9.4  Actions or Proceedings......................  24
            9.5  Other Instruments and Documents.............  24

ARTICLE 10.  INDEMNIFICATION                                   25
           10.1  Indemnification by HMA......................  25
           10.2  Indemnification by the Authority............  25
           10.3  Indemnification Procedure...................  26

ARTICLE 11.  FURTHER COVENANTS                                 27
           11.1  Terminating Cost Reports....................  27
           11.2  Insurance Coverage..........................  27
           11.3  Confidentiality.............................  27
           11.4  Publicity                                     28
           11.5  Costs of Transaction........................  28
           11.6  Preservation of Books and Records...........  28
           11.7  Cooperation.................................  29

ARTICLE 12.  IN GENERAL                                        29
           12.1  Enforcement Expenses........................  29
           12.2  Notices                                       29
           12.3  Schedules and Other Instruments.............  30
           12.4  Survival                                      30
           12.5  Choice of Law...............................  30
           12.6  Benefit                                       30
           12.7  Waivers and Consents........................  30
           12.8  Severability................................  31

                                      (ii)
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           12.9  Inferences..................................  31
          12.10  Entire Agreement............................  31
          12.11  Amendment                                     31
          12.12  Counterparts................................  31

Table of Schedules ..........................................  33

                                     (iii)

                              DEFINITIVE AGREEMENT


     THIS DEFINITIVE AGREEMENT (this "AGREEMENT") is made and entered into on May 21, 1996, by and among MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY, an Oklahoma public trust (the "AUTHORITY"), and MIDWEST CITY HMA, INC., an Oklahoma corporation ("SUB"), and HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation ("HMA").

     WHEREAS, the Authority operates certain facilities located in The City of Midwest City, Oklahoma (the "CITY"), consisting of: a general acute care hospital licensed by the State of Oklahoma for 208 beds known as Midwest City Regional Hospital (the "HOSPITAL"), together with all businesses owned or leased by the Hospital or by the Authority in connection with the Hospital, including the Renaissance Women's Center, home health services and offices, including all real property, whether developed or undeveloped, associated with any of the foregoing (all of which, including the Hospital, being hereinafter sometimes referred to collectively as the "HOSPITAL FACILITIES");

     WHEREAS, certain of the assets comprising the Hospital Facilities are owned by the Authority, and certain of the assets comprising the Hospital Facilities are owned by the City and leased to the Authority pursuant to that certain Amended Lease Agreement dated October 28, 1963, as amended, between the City and the Authority (the "CITY LEASE");

     WHEREAS, the Authority desires to lease or sublease, as the case may be, the Hospital Facilities to Sub, and Sub desires to lease or sublease, as the case may be, the Hospital Facilities from the Authority, all as set forth in that certain Lease Agreement of even date herewith among the Authority (as Lessor), Sub (as Lessee) and HMA (as Guarantor) (the "LEASE"), and the Authority desires to sell to Sub certain assets related to the Hospital Facilities and Sub desires to purchase such assets, all on the terms and conditions set forth in this Agreement; and

     WHEREAS, Sub is the wholly-owned subsidiary of HMA, and HMA has agreed to all of the terms of this Agreement.

     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

     1.1 DEFINITIONS. In addition to the other definitions contained in the heading paragraph and the Recitals of this Agreement and in Section 1.2, the following terms will, when used in this Agreement, have the following respective meanings:

     "AFFILIATE" means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

     "ASSETS" means, collectively, the Leased Assets and the Purchased Assets.

     "ASSUMED LIABILITIES" has the meaning given it by Section 2.4(b).

     "AUDITORS" means Baird, Kurtz & Dobson, the certified public accountants regularly retained by the Authority.

     "CLOSING" means the consummation of the transactions contemplated by this Agreement.

     "CLOSING BALANCE SHEET" means the audited balance sheet of the Authority as of the Effective Date, prepared in accordance with GAAP consistently applied with the prior year's audited statements, as more fully described in Section 2.6(a).

     "CONFIDENTIAL INFORMATION" has the meaning given it by Section 11.3.

     "CONTRACTS" means, collectively, the capitalized leases, operating leases, contracts, agreements and commitments of the Hospital, or of the Authority in respect of any of the Hospital Facilities, whether written or oral, that are set forth in Schedule 2.2 (including the Employment Agreement of Oscar Karl Weinmeister, Jr. and the First Amendment thereto, which was renewed by the Authority on May 14, 1996), together with all other capitalized leases, operating leases, contracts, agreements and commitments added to Schedule 2.2 subsequent to Closing by mutual agreement of the parties.

     "CURRENT ASSETS" has the meaning given it by Section 2.2.

     "CURRENT LIABILITIES" has the meaning given it by Section 2.4(b).

     "EFFECTIVE DATE" means 12:01 a.m., local time, on June 1, 1996.

     "ENVIRONMENTAL ASSESSMENT" has the meaning given it by Section 4.19.

     "ENVIRONMENTAL LAWS" means, collectively, all federal, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil or natural resources), including the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act and the Toxic Substance Control Act.

     "ENVIRONMENTAL PERMITS" means all applicable permits, licenses, registrations, orders, authorizations and approvals of any Governmental Entity required under any Environmental Law.

     "ESCROW ACCOUNT" means the interest-bearing escrow account created pursuant to an Escrow Agreement agreed to and executed by the

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parties and Boatmen's First National Bank of Oklahoma, as escrow agent, on or before the Effective Date, and all references herein to actions taken with respect to the Escrow Account mean actions taken in accordance with the provisions of such Escrow Agreement.

     "ESTIMATED PURCHASE PRICE" has the meaning given it by Section 2.5.

     "EXCLUDED ASSETS" means, collectively: (a) all of the Hospital's Cash, Investments, Escrowed Funds and Funded Depreciation, all as shown on the Closing Balance Sheet; (b) the City Lease and all other leases, contracts, agreements and commitments of the Hospital, or of the Authority in respect of any of the Hospital Facilities, not set forth in Schedule 2.2; (c) all employee benefit agreements, arrangements, plans and programs, and all funds and accounts related thereto, whether relating to employees of the Hospital or the Authority or otherwise; (d) all supplies and inventory disposed of or exhausted, and all items of equipment disposed of, prior to the Effective Date in the ordinary course of business and in accordance with the terms hereof; (e) all corporate or governmental books and records, bank account records, documents subject to attorney-client privilege, proprietary information not owned by the Authority, tax returns of the Authority, and all records which by law the Authority is required to retain in its possession; and (f) those items set forth in Schedule 2.3.

     "FINANCIAL STATEMENTS" means: (a) the audited balance sheets of the Authority as of December 31, 1993, 1994 and 1995, and the related audited statements of revenues and expenses, fund balances and cash flows for the years then ended; and (b) the unaudited balance sheet of the Authority as of March 31, 1996, and the related unaudited statements of revenues and expenses, fund balances and cash flows for the three-months then ended; in each case prepared in accordance with GAAP consistently applied with the prior year's audited statements (unless otherwise noted in the notes thereto).

     "FIRST MORTGAGE BONDS" means those certain several series of bonds issued by the Authority under that certain First Mortgage Revenue Bond Indenture, dated August 15, 1963, as supplemented.

     "FIRST PARTY" has the meaning given it by Section 11.3.

     "FUNDED DEPRECIATION AMOUNT" means an amount equal to the Authority's Funded Depreciation, as set forth on the Closing Balance Sheet.

     "GAAP" means generally accepted accounting principles.

     "GOOD TITLE" means (a) with respect to the Premises, good and marketable title, and (b) with respect to the Assets other than the Premises, good and clear title.

     "GOVERNMENTAL ENTITY" means any federal, state or local court, legislative body, governmental body, municipality, political subdivision, department, commission, board, bureau, agency or authority.

     "HAZARDOUS SUBSTANCES" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) Medical Waste; (c) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (e) radon; (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant or solid, liquid or gaseous waste; (g) any pollutant or contaminant (including petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas) that in its condition, concentration or area of release could have a significant effect on human health, the environment or natural resources; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

     "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the respective meanings given them by Section 10.3(b).

     "LEASE COMMENCEMENT DATE" has the meaning given it by Section 1.1 of the Lease.

     "LEASED ASSETS" means, collectively: (a) the Premises; (b) all furniture, furnishings, equipment and vehicles contained on the Premises or used in connection therewith or with the operation of the Hospital Facilities, whether owned by the City, by the Hospital or by the Authority, all as reflected on the Closing Balance Sheet; (c) to the extent transferable, all Licenses and Permits, including all Environmental Permits, and all other rights, privileges and franchises relating to the operations or development of, and all patents and patent applications, trade names, trademarks and service marks (or variations thereof) associated with, the Hospital Facilities; (d) all businesses owned or leased by the Hospital or by the Authority with respect to the Hospital, including those businesses comprising the Hospital Facilities; and (e) all rights, privileges and interests appurtenant to the foregoing; provided, however, that the Leased Assets do not include any of the Purchased Assets or any of the Excluded Assets.

     "LICENSES AND PERMITS" means, collectively, the State of Oklahoma Department of Health Hospital license, and any other licenses required for Sub validly to operate the Hospital Facilities and the Leased Assets, and all other licenses, permits, certificates, registrations, consents, accreditations, orders, authorizations and approvals of any Governmental Entity, including the City and the State of Oklahoma, which are necessary for Sub's operation of the Hospital Facilities or the Leased Assets.

     "LOSSES" means any and all losses, liabilities, claims, demands, suits, causes of action, judgments, obligations, damages and deficiencies, and all costs and expenses incident thereto (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating and preparing or defending any litigation or proceeding, commenced or threatened, whether such litigation or proceeding is prosecuted by a party hereto or by a third party), and as further elaborated in Section 10.3(a).

     "MEDICAL WASTE" means any solid waste generated in the diagnosis, treatment or immunizations of human beings or animals or in research pertaining thereto. Medical Waste includes special waste from health care facilities or providers which if improperly treated or handled may serve to transmit infectious diseases and which is composed of animal waste, bulk blood and blood products, microbiological waste, pathological waste or sharps, but does not include garbage or refuse from offices, kitchens or other non-health care activities.

     "OTHER PARTY" has the meaning given it by Section 11.3.

     "PERMITTED ENCUMBRANCES" means: (a) the City Lease; (b) standard printed exceptions shown on the Title Commitment; (c) such encumbrances which, individually or in the aggregate, do not materially detract from the value or impair the use or marketability of any of the Assets; (d) the liens and encumbrances set forth on Schedule 4.2 (including those related to the First Mortgage Bonds, but only to the extent that the same are merely an encumbrance of record); (e) liens for taxes, not yet delinquent, for years subsequent to 1995; (f) the effect of any zoning ordinances currently enacted and affecting the Premises; and (g) such other liens or encumbrances as HMA or Sub may expressly permit in writing subsequent to the Effective Date; provided, however, that liens or encumbrances arising out of any capital debt or other long-term liabilities of the Authority or the Hospital (other than liens and encumbrances set forth on Schedule 4.2) are not Permitted Encumbrances.

     "PREMISES" has the meaning given it by Section 1.1 of the Lease.

     "PURCHASE PRICE" has the meaning given it by Section 2.5.

     "PURCHASED ASSETS" has the meaning given it by Section 2.2.

     "RELEASE" or "RELEASED" when used in reference to Hazardous Substances has the meaning given by 42 U.S.C. (S)9601(22).

     "TAX-EXEMPT DEBT" means the Tax-Exempt Debt of the Authority related to the Hospital, as set forth on the Closing Balance Sheet.

     "TAXES" means, collectively, federal, state and local income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other taxes, including penalties and interest thereon and estimated taxes.

     "TITLE COMMITMENT" has the meaning given it by Section 8.5(a).

     1.2 INTERPRETATION. In this Agreement, unless the context otherwise requires: (a) references to "Articles" and "Sections" are to the Articles or Sections of this Agreement, and references to "Schedules" are to the Schedules annexed hereto; (b) references to any party to this Agreement include references to its respective successors and permitted assigns; (c) references to a judgment include references to any order, writ, injunction, decree, determination or award of any court or tribunal; (d) references to a person or entity include references to any individual, company, body corporate, association, partnership, firm, joint venture, trust or Governmental Entity; (e) any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference; (f) the masculine pronoun includes the feminine and the neuter, as appropriate in the context; (g) with respect to any matter or thing, the terms "including" or "includes" mean including but not limited to such matter or thing; and (h) with respect to any party, the term "knowledge" of such party means the actual knowledge of any trustee, director or executive officer of such party. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and have no legal effect in construing the provisions of this Agreement.

ARTICLE 2.  BASIC TRANSACTIONS

     2.1 LEASE OF LEASED ASSETS. At Closing, the Authority, Sub and HMA will execute and deliver the Lease, which provides for the sublease by the Authority to Sub of the Leased Assets owned by the City and the lease by the Authority to Sub of all of the Leased Assets other than the Leased Assets owned by the City.

     2.2 PURCHASE OF CERTAIN ASSETS. At Closing, the Authority will sell, assign and transfer to Sub all of the Authority's right, title and interest in and to the following (collectively, the "PURCHASED ASSETS"): (a) the Contracts, and (b) the net realizable value of the Hospital's Accounts Receivable (including those related to Medicare and Medicaid), Patient Receivables and Other Receivables, the Hospital's Net Usable Inventories, stated at the lower of cost or market, and the Hospital's Prepaid Expenses usable by Sub, in each case as the same exist on the Effective Date, as shown on the Closing Balance Sheet and as defined by GAAP consistently applied (collectively, the "CURRENT ASSETS"); provided, however, that the Purchased Assets do not include any of the Leased Assets or any of the Excluded Assets.

     2.3 ASSETS EXCLUDED FROM TRANSACTIONS. The Excluded Assets are not intended by the parties to be transferred, whether by lease or by purchase and sale, to Sub at Closing and are excluded from the transactions contemplated by this Agreement and by the Lease.

     2.4  ASSUMPTION OF CERTAIN LIABILITIES.

          (a) It is expressly understood and agreed that neither Sub nor HMA will assume nor will either of them be liable for any liability, obligation, claim against or contract of the Authority, the

City or the Hospital of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of the Authority, the City or the Hospital, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Effective Date, unless such liability, obligation, claim or contract is expressly assumed by Sub pursuant to Section 2.4(b).

          (b) At Closing, Sub will assume and agree to satisfy and hold the Authority harmless against payment and performance coming due on and after the Effective Date of only the following (collectively, the "ASSUMED LIABILITIES"):
(i) the Contracts (including the capitalized leases set forth on Schedule 2.2);
(ii) the Authority's indebtedness to Boatmen's First National Bank of Oklahoma, as evidenced by that certain Second Amended and Restated Promissory Note dated October 6, 1995 in the original principal amount of $2,390,525; and (iii) the Hospital's Total Current Liabilities, less the current portion of long-term debt, all stated at their present values as defined by GAAP consistently applied, as the same exist on the Effective Date and as shown on the Closing Balance Sheet (collectively, the "CURRENT LIABILITIES").

     2.5 PURCHASE PRICE. As payment for the Purchased Assets, Sub will pay to the Authority a purchase price in the amount of the excess of the Current Assets over the Current Liabilities as of the Effective Date (the "PURCHASE PRICE").
At Closing, Sub will pay the Purchase Price into the Escrow Account in an amount estimated for purposes of Closing and agreed to by the parties prior to the Effective Date (the "ESTIMATED PURCHASE PRICE"), and the Estimated Purchase Price will be subject to post-Closing adjustment as provided by Section 2.6.

     2.6   POST-CLOSING ADJUSTMENT.

          (a) The Estimated Purchase Price will be adjusted, if appropriate, based upon an audit of the Closing Balance Sheet, certified by Auditors and made at the Authority's expense. Prior to commencement of such audit, the Authority and HMA will agree on and discuss with Auditors the scope of the agreed upon procedures applied to specific elements of the Closing Balance Sheet to be performed by Auditors. Subsequent to such audit, HMA and/or Ernst & Young LLP, the certified public accountants regularly retained by HMA, will be permitted to examine Auditors' work papers developed in connection with such audit. The Authority will cause Auditors to deliver to HMA, within 60 days after the Effective Date, the Closing Balance Sheet together with Auditors' determination, based on the Closing Balance Sheet, of the amount of the Purchase Price (all of which will be annexed hereto as Schedule 2.6 subsequent to Closing).

          (b) The amount of the Purchase Price will be finally determined as provided by this Section 2.6(b). Within 30 days after receipt of the Closing Balance Sheet and such determination of Auditors, HMA will deliver its written objections thereto, if any, to the Authority. If HMA fails to deliver any such objections within such 30-day period, then Auditors' determination of the Purchase Price will be final and binding upon the parties for all purposes. If HMA so delivers any such objections and they are not resolved by mutual agreement within 30 days following such delivery, then the Authority and HMA will each submit the disputed determination to such independent certified public accounting firm as the Authority and HMA may then mutually agree upon for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm's report, which will be delivered within 60 days after submission to such firm, will be final and binding upon the parties, and such accounting firm's fees and expenses for such disputed determination will be borne by the non-prevailing party or, in the event that each party prevails on some of the issues in dispute, will be shared proportionately.

          (c) If the amount of the Purchase Price, as so finally determined, exceeds the amount of the Estimated Purchase Price, then Sub will, within 15 days after such final determination, pay the amount of such excess to the Authority in immediately available funds, and the parties will cause the Escrow Account, including accrued interest, to be paid over to the Authority. If the amount of the Purchase Price, as so finally determined, is less than the amount of the Estimated Purchase Price, then the parties will, within 15 days after such final determination, cause the amount of such deficiency, together with accrued interest thereon, to be paid out of the Escrow Account to Sub, and cause the balance remaining in the Escrow Account, including the balance of accrued interest, to be paid over to the Authority.

ARTICLE 3.  CLOSING

     3.1 CLOSING. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, Closing will take place at the offices of Williams, Box, Forshee & Bullard, P.C., 522 Colcord Drive, Oklahoma City, Oklahoma 73102 (or such other place as the parties may mutually agree) at 10:00 a.m., local time, on or before the Effective Date.

     3.2 ACTIONS OF SUB AND HMA AT CLOSING. At Closing, and unless otherwise waived by the Authority, Sub and/or HMA will deliver to the Authority the following:

          (a) the Lease, duly executed by Sub and by HMA;

          (b) $20,000,000 plus the Funded Depreciation Amount, in payment of the prepaid rent required by Section 4.1 of the Lease, delivered by wire transfer of immediately available funds to the account(s) designated by the Authority (which prepaid rent will be allocated among the Leased Assets as set forth on Schedule 3.2(b);

          (c) the Estimated Purchase Price, delivered by wire transfer of immediately available funds to the Escrow Account (which Estimated Purchase Price will be allocated among the Purchased Assets as set forth on Schedule 3.2(c);

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

          (d) the amount necessary on the Effective Date to defease, pay or make sufficient provision for the future payment of (all as may be allowable by law) the principal balance and other costs necessary (including interest expense, consulting fees and Bond Counsel fees) to discharge the Tax-Exempt Debt, less the Funded Depreciation Amount, delivered by wire transfer of immediately available funds to the account(s) designated by the Authority (which may or may not be Authority accounts);

          (e) an Assumption Agreement, duly executed by Sub, pursuant to which Sub assumes the future payment and performance of the Assumed Liabilities;

          (f) copies of resolutions duly adopted by the Boards of Directors of Sub and of HMA, authorizing and approving their respective performance of the transactions contemplated hereby and by the Lease, and their respective execution and delivery of this Agreement, the Lease and the other documents described herein, each certified as true, complete and in full force and effect as of the Effective Date by appropriate officers of Suband HMA, respectively;

          (g) certificates of a duly authorized Vice President of HMA certifying that each covenant and agreement of Sub and HMA to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (h) certificates of incumbency of the respective officers of Sub and HMA executing this Agreement, the Lease and the other documents described herein, each dated as of the Effective Date;

          (i) a certificate of existence and good standing of HMA from the State of Delaware, and a certificate of existence and good standing of Sub from the State of Oklahoma, each dated within 10 calendar days prior to the Effective Date;

          (j) the opinion of Sub's and HMA's counsel described in Section 9.2;
     and

          (k) such other instruments and documents as the Authority reasonably deems necessary to effect the transactions contemplated hereby and by the Lease.

     3.3 ACTIONS OF THE AUTHORITY AT CLOSING. At Closing, and unless otherwise waived by HMA or Sub, the Authority will deliver to Sub and HMA the following:

          (a) the Lease, duly executed by the Authority and duly consented to by the City;

          (b) exclusive possession of all of the Assets;

          (c) documents of transfer and assignment, duly executed by the Authority, conveying to Sub Good Title to all of the Purchased Assets, including all of the Authority's and the

     Hospital's right, title and interest in the Contracts, in each case subject only to Permitted Encumbrances;

          (d) copies of resolutions duly adopted by the Board of Trustees of the Authority, authorizing and approving the Authority's performance of the transactions contemplated hereby and by the Lease and its execution and delivery of this Agreement, the Lease and the other documents described herein, certified as true, complete and in full force and effect as of the Effective Date by an appropriate officer of the Authority;

          (e) certificates of the appropriate officers of the Authority certifying that each covenant and agreement of the Authority to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (f) a certificate of incumbency of the officers of the Authority executing this Agreement, the Lease and the other documents described herein, dated as of the Effective Date;

          (g) the opinion of the Authority's counsel described in Section 8.2;
     and

          (h) such other instruments and documents as HMA reasonably deems necessary to effect the transactions contemplated hereby and by the Lease.

     3.4 PAYMENT OF TAX-EXEMPT DEBT. At Closing, upon receipt of the amount described in Section 3.2(d), the Authority will defease, pay or make sufficient provision for the future payment of (all as may be allowable by law) the Tax-Exempt Debt, and will apply the Hospital's Funded Depreciation to the payment thereof. HMA will be responsible for the bidding and acquisition of any government securities necessary to accomplish such defeasement, payment or provision, subject to the reasonable approval of the Authority's Bond Counsel, Trustee Bank and Auditors.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY

     As of the Effective Date, the Authority represents and warrants to Sub and to HMA the following:

     4.1 ORGANIZATION AND AUTHORIZATION. The Authority is a public trust created under the laws of the State of Oklahoma. The Authority has the requisite power and authority to enter into this Agreement, the Lease and the other documents contemplated hereby or thereby, perform its obligations hereunder and thereunder, and conduct its business as now being conducted. Without limiting the generality of the foregoing, at Closing the Authority will have full and exclusive authority to convey to Sub a valid and fully enforceable leasehold estate in the Leased Assets, including the Leased Assets owned by the City, and to subject all of the Leased Assets to the provisions of this Agreement and the Lease.

     4.2  ASSETS; TITLE.

          (a) The Assets, together with the Excluded Assets, constitute all properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Hospital Facilities.

          (b) The Authority will bear all risk of loss, destruction or damage to any of the Assets occurring prior to Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise, and neither Sub nor HMA will have any responsibility with respect thereto.

          (c) The City holds Good Title to all of the Leased Assets owned by it, subject only to Permitted Encumbrances. The Authority holds Good Title to all of the Assets other than the Leased Assets owned by the City, subject only to Permitted Encumbrances. At Closing, the Authority will effectively vest in Sub a valid and fully enforceable leasehold estate in all of the Leased Assets, and transfer to Sub Good Title to all of the Purchased Assets, in each case subject only to Permitted Encumbrances. Without limiting the generality of the foregoing, at or before Closing the Authority will cause to be removed all security interests in or other liens or encumbrances (other than Permitted Encumbrances) on any of the Assets.

          (d) The zoning classification of the Premises permits the use of the Premises for the operation of the business of an acute care hospital and other licensed health related activities, as the same are operated on the Effective Date. There are no violations of zoning laws or municipal ordinances regarding zoning matters affecting the Premises. There is no existing, pending or, to the best of the Authority's knowledge, contemplated, threatened or anticipated change in the zoning classification of the Premises or any part thereof.

     4.3 CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The Authority's execution, delivery and performance of this Agreement, the Lease and the other documents contemplated hereby or thereby, and the consummation of the transactions contemplated hereby and thereby: (a) are within the Authority's powers, are not in contravention of law or of the terms of its governing instruments, and have been duly authorized by all appropriate action; (b) except for the consent of the City in the form appended to the Lease, do not require any approval or consent of, or filing with, any Governmental Entity which is required by contract, law or the regulations of any Governmental Entity; (c) will neither conflict with nor result in any material breach or contravention of, nor permit the acceleration of the maturity of a material portion of, the Assumed Liabilities, nor the creation of any lien, charge or encumbrance affecting any of the Assets; (d) upon obtaining the consent of the City in the form appended to the Lease, will not violate, conflict with or constitute on the part of the Authority a breach of or a default under any existing statute, law, rule or regulation of any Governmental Entity or any agreement, indenture, mortgage or lease by which the Authority, the City, the Hospital Facilities or the Assets may be subject; and (e) will not violate any judgment of any Governmental Entity to which the Authority, the City, the Hospital Facilities or the Assets may be subject.

     4.4 BINDING OBLIGATIONS. This Agreement, the Lease and any other agreements with HMA or Sub to which the Authority will become a party pursuant hereto or thereto are and will constitute the valid and legally binding obligations of the Authority, and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     4.5 FINANCIAL STATEMENTS. The Authority has heretofore delivered to HMA, and there are annexed hereto as Schedule 4.5, true and complete copies of the Financial Statements. The Financial Statements have been, and when prepared the Closing Balance Sheet will have been, prepared in accordance with GAAP, applied throughout the periods indicated on a basis consistent with the prior year's audited statements (except as noted in the notes thereto), and conform (and will conform) to GAAP and generally accepted accounting practices consistently applied, except as set forth in Schedule 4.5. Except as described in Schedule 4.5, the Closing Balance Sheet and the balance sheets comprising the Financial Statements present fairly in all material respects the financial condition of the Hospital Facilities at the dates indicated thereon, and the statements of revenue and expenses comprising the Financial Statements present fairly in all material respects the results of operations of the Hospital Facilities for the periods indicated thereon.

     4.6 NO ADDITIONAL MATERIAL LIABILITIES. The Authority has heretofore delivered to HMA, and there is annexed hereto as Schedule 4.6, an accurate list of all material liabilities of or with respect to the Hospital Facilities existing on the Effective Date, not included in the Financial Statements, which are of the kind and character required in financial statements prepared in accordance with GAAP and which were incurred other than in the ordinary course of business, whether accrued, absolute, contingent or otherwise. Except as disclosed in Schedules 4.5 or 4.6, neither the Authority nor the Hospital has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise. Without limiting the generality of the foregoing, although the lien of the First Mortgage Bonds remains an encumbrance of record on the Assets until July 1, 2001, the First Mortgage Bonds have been economically defeased and are not a liability of the Authority or the Hospital.

     4.7  LICENSES.   The Hospital is duly licensed by the State of Oklahoma as
a 208-bed general acute care hospital. The ancillary departments and other operations thereof (included in the Hospital Facilities) that are required to be specifically licensed are duly licensed by the appropriate state agencies. To the extent permitted by law, the Authority will effectively lease and transfer to Sub under the Lease all Licenses and Permits and all other rights, privileges and franchises relating to the operations or development of the Hospital Facilities or the Assets, all of which are in good standing and, to the best of the Authority's knowledge, not subject to meritorious challenge.

     4.8 MEDICARE PARTICIPATION; ACCREDITATION. The Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider agreement with the Medicare and Medicaid programs, is currently accredited by the Joint Commission on Accreditation of Health Care Organizations and, except as set forth in Schedule 4.8, is in compliance in all material respects with the conditions of participation in such programs and has received all health planning approvals necessary for capital reimbursement on the Assets.

     4.9 REGULATORY COMPLIANCE. Except as set forth in Schedule 4.9, the Hospital Facilities are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all Governmental Entities having jurisdiction over the Hospital Facilities and their operations, including the Internal Revenue Service and the Oklahoma State Department of Health, and the Authority has timely filed all reports, data and other information required to be filed with such Governmental Entities where a failure to file timely would have a material adverse effect on the Hospital Facilities. Except as set forth in Schedule 4.9, neither the Authority nor the Hospital has received notice of a violation of any applicable ordinance or other law, order, regulation or requirement, or notice of condemnation, lien, assessment or the like, relating to any part of the Assets or the operation of the Hospital Facilities.

     4.10 CONTRACTS. The Authority has made available to HMA true and complete copies of each of the Contracts. Each of the Contracts constitutes the valid and legally binding obligation of the Authority or the Hospital and is enforceable against the Authority or the Hospital, as the case may be, in accordance with its terms. To the best of the Authority's knowledge, each of the Contracts constitutes the valid and legally binding obligation of the other party thereto and is enforceable against such party in accordance with its terms. Each of the Contracts constitutes the entire agreement between the respective parties thereto relating to the subject matter thereof. To the best of the Authority's knowledge, in all material respects, all obligations required to have been performed under the terms of the Contracts have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Contracts, and each of the Contracts is in full force and effect without default on the part of any party thereto. Except as expressly set forth in Schedule 2.2, none of the Contracts requires consent to its assignment to and assumption by Sub. Where such consents are required, the Authority will use its best efforts to obtain any required consents prior to Closing; provided, however, that the Authority will not be required to make any payments to any third party in order to obtain any such consent. Except for the Contracts and any agreements identified in Schedule 2.3 as Excluded Assets, there are not: (a) any contracts or commitments materially affecting the use or value of the Hospital Facilities or any of the Assets; (b) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or the like affecting the Hospital Facilities;
(c) any collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees affecting or which could affect the Hospital Facilities; (d) any employment contracts or any other contracts, agreements or commitments to or with individual employees or agents affecting or which could affect the Hospital Facilities; or (e) any contracts or commitments providing for payments based in any manner on the revenues or profits of the Hospital Facilities.

     4.11 EQUIPMENT. The Authority has heretofore delivered to HMA a depreciation schedule listing, as of December 31, 1995, all of the equipment included in Leased Assets.

     4.12 INSURANCE. Annexed hereto as Schedule 4.12 is a list of the insurance policies covering the ownership and operations of the Hospital Facilities and the Assets, reflecting the policies' terms, the identity of insurers, the amounts of coverage and the extent of coverage. All of such policies are now and will be until Closing in full force and effect on a claims made basis with no premium arrearages.

     4.13 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 4.13, neither the Authority nor the Hospital has nor ever has had any pension, profit sharing, compensation, deferred compensation or other employee pension, health or welfare benefit plan or arrangement relating to any one or more employees at, or the operations of, the Hospital Facilities. Any reporting, disclosure, funding or other obligation, whether arising by law or contract, with respect to any such plan or arrangement will be the sole responsibility of the Authority, and neither Sub nor HMA will have any obligation with respect thereto, either before or after Closing.

     4.14 EMPLOYEE RELATIONS. Except as set forth in Schedule 4.14: (a) there is no pending or, to the best of the Authority's knowledge, threatened employee strike, work stoppage or labor dispute; (b) no union representation effort is under way respecting any employees at the Hospital Facilities; no collective bargaining agreement exists or is currently being negotiated by the Authority or the Hospital; no demand has been made for recognition by a labor organization by or with respect to any employees at the Hospital Facilities; to the best of the Authority's knowledge no union organizing activities by or with respect to any employees at the Hospital Facilities is taking place; and none of the employees at the Hospital Facilities is represented by any labor union or organization;
(c) there is no unfair practice claim against the Authority or the Hospital before the National Labor Relations Board, nor any strike, dispute, slowdown or stoppage pending or, to the best of the Authority's knowledge, threatened against or involving the Hospital Facilities; and (d) there are no pending or, to the best of the Authority's knowledge, threatened unfair labor practices claims, equal employment opportunity claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like with respect to the Hospital Facilities.

     4.15 LITIGATION OR PROCEEDINGS. Annexed hereto as Schedule 4.15 is an accurate list of all material litigation or proceedings with respect to the Hospital Facilities, the Assets or the Assumed Liabilities to which the Authority, the City or the Hospital is a party, except for collections proceedings in which the Hospital is neither a defendant nor subject to a material counterclaim. Except to the extent set forth in Schedule 4.15, there are no material claims, actions, suits or proceedings or investigations pending or, to the best of the Authority's knowledge, threatened against or affecting the Hospital Facilities, or the Authority or the City with respect to the Hospital Facilities, at law or in equity, or before or by any Governmental Entity. Without limiting the generality of the foregoing, no action or proceeding before any Governmental Entity has been instituted or, to the best of the Authority's knowledge, threatened against the Authority or the City which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease.

     4.16 SPECIAL FUNDS. None of the Assets are subject to any liability in respect of amounts received by the Authority, the City, the Hospital or others for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. (S)291 et seq.

     4.17 MEDICAL STAFF MATTERS. The Authority has heretofore provided to HMA true, correct and complete copies of the bylaws and rules and regulations (if any) of the medical staff of the Hospital. Except as set forth in Schedule 4.17, there are no pending or, to the best of the Authority's knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

     4.18 SUBSEQUENT RESULTS. Since December 31, 1995, and except as disclosed in the Financial Statements or any other Schedule, or attributable to normal seasonal fluctuation, there has not been: (a) any material adverse change in the operations, financial condition, assets, liabilities (contingent or otherwise), income or business of or related to the Hospital Facilities; (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Hospital Facilities or the Assets; (c) any material labor dispute, law or regulation or any event or condition of any character adversely affecting the operations of the Hospital Facilities; (d) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Hospital Facilities having a net book value in excess of $10,000 (other than supplies), except in the ordinary course of business; or (e) any transaction by the Authority or the City with respect to the Hospital Facilities or any of the Assets outside the ordinary course of business (other than the negotiation with HMA and Sub of the transactions contemplated hereby).

     4.19 ENVIRONMENTAL MATTERS. HMA acknowledges that it may conduct, at its option, either or both of the following prior to Closing: (a) a Phase I environmental assessment of the Premises, and (b) a Phase II environmental assessment of the Premises (collectively, the "ENVIRONMENTAL ASSESSMENT"). The Environmental Assessment will be provided to the Authority and its counsel immediately upon receipt by HMA. Except as disclosed in Schedule 4.19 or the Environmental Assessment, to the best of the Authority's knowledge, the Hospital Facilities are not in material violation of any Environmental Laws. Except as disclosed in Schedule 4.19 or the Environmental Assessment, to the best of the Authority's knowledge, none of the Hospital Facilities has Released any Hazardous Substances in a manner that has materially violated any Environmental Laws, and there has been no such Release by any previous owner or operator of the Premises. Except as disclosed in
Schedule 4.19 or the Environmental Assessment, to the best of the Authority's knowledge, none of the Hospital Facilities has (i) any underground storage tanks, as defined in 42 U.S.C. (S)6991(1)(A)(I), whether empty, filled or partially filled with any substance), or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable. Except as disclosed in Schedule 4.19, neither the Authority, the City nor the Hospital has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances. Except as disclosed in Schedule 4.19, there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Premises, or alleging any obligation under Environmental Laws. The Authority will immediately notify HMA should the Authority receive any such request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof) or any other environmental contamination or liability with respect to the Premises (or any portion thereof). The Hospital or the Authority holds all Environmental Permits required in connection with the use of the Premises or the operation of the Hospital Facilities and, to the extent permitted by law, the Authority will effectively lease and transfer to Sub under the Lease all such Environmental Permits, all of which are in good standing and, to the best of the Authority's knowledge, not subject to meritorious challenge.

     4.20 TAXES. The Authority or the Hospital has: (a) timely filed or extended all returns required to be filed by or in respect of the Hospital Facilities with respect to all Taxes; (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received, if the due date therefor has occurred. Neither the Authority nor the Hospital has received any notice of any proposed assessments of Taxes against or in respect of the Hospital Facilities, or of any proposed adjustments to any tax returns filed by or in respect of the Hospital Facilities.

     4.21 NO BROKER'S FEES. The Authority has not employed any investment banker, finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease or of any of the transactions contemplated hereby or thereby as to which Sub or HMA may have any liability for a broker's, finder's, financial advisory or similar fee.

     4.22 DISCLOSURE. To the Authority's best knowledge, the provisions of this Agreement, the Lease, the Schedules and all other documents and information furnished to HMA and its representatives by the Authority pursuant hereto, do not include any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SUB AND HMA

     As of the Effective Date, Sub and HMA represent and warrant to the Authority the following:

     5.1 ORGANIZATION AND AUTHORIZATION OF HMA. HMA is a business corporation duly organized and validly existing in good standing under the laws of the State of Delaware. HMA has the requisite corporate power and authority to enter into this Agreement, the Lease and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct its business as now being conducted.

     5.2 ORGANIZATION AND AUTHORIZATION OF SUB. Sub is a business corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma. Sub has the requisite power and authority to enter into this Agreement, the Lease and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct the business conducted at the Hospital Facilities.

     5.3 CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. Sub's and HMA's respective execution, delivery and performance of this Agreement, the Lease and the other documents contemplated hereby and thereby, and the consummation by Sub and HMA of the transactions contemplated hereby and thereby:
(a) are within Sub's and HMA's corporate powers, and are not in contravention of law or of the terms of their respective certificates of incorporation or bylaws, and have been duly authorized by all appropriate action; (b) will neither conflict with nor result in any material breach or contravention of, or the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which either Sub or HMA is a party or by which either is bound;
(c) except as otherwise expressly provided herein, do not require any approval or consent of, or any declaration or filing with, any Governmental Entity which is required by law or the regulations of any Governmental Entity; (d) will not violate, conflict with or constitute on the part of Sub or HMA a breach of or a default under any existing statute, law, rule or regulation of any Governmental Entity or any agreement, indenture, mortgage or lease to which Sub or HMA may be subject; and (e) will not violate any judgment of any Governmental Entity to which Sub or HMA may be subject.

     5.4 BINDING OBLIGATIONS. This Agreement, the Lease and any other agreements with the Authority to which Sub or HMA will become a party pursuant hereto or thereto are and will constitute the valid and legally binding obligations of Sub and of HMA, respectively, and are and will be enforceable against Sub and HMA, respectively, in accordance with the respective terms hereof and thereof, except as enforceability against Sub or HMA may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     5.5 SUB'S REGULATORY COMPLIANCE. Sub is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all Governmental Entities having jurisdiction over Sub and its operations, including the Internal Revenue Service and the Oklahoma State Department of Health, and Sub has timely filed all reports, data and other information required to be filed by it on or before the Effective Date with such Governmental Entities where a failure to file timely would have a material adverse effect on Sub. Sub has not received notice of a violation by it of any applicable ordinance or other law, order, regulation or requirement.

     5.6 LITIGATION OR PROCEEDINGS. No action or proceeding before any Governmental Entity has been instituted or, to the best of HMA's and Sub's knowledge, threatened against HMA or Sub which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease.

     5.7 NO BROKER'S FEES. Neither Sub nor HMA has employed any investment banker, finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease or of any of the transactions contemplated hereby or thereby as to which the Authority may have any liability for a broker's, finder's, financial advisory or similar fee.

     5.8 DISCLOSURE. To Sub's and HMA's best knowledge, the provisions of this Agreement and the Lease with respect to Sub and HMA, and all other documents and information furnished to the Authority and its representatives by Sub or HMA pursuant hereto, do not include any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 6.  PRE-CLOSING ACTIONS BY THE AUTHORITY

     6.1 TRANSITION; ACCESS. Prior to Closing, the Authority will have used its best efforts to ensure a smooth transition of operations and control of the Hospital Facilities to Sub. Without limiting the generality of the foregoing, the Authority will have afforded to the officers and authorized representatives and agents of HMA (at HMA's expense) full and complete access to the medical staff, employees and other personnel of the Hospital Facilities, and to the Hospital Facilities, the Assets and the books and records of the Authority and of the Hospital relating thereto, including the right to inspect the same and conduct audits and verifications thereof; provided, however, that: (a) none of the foregoing violates patient confidentiality or impairs the privilege of confidentiality afforded by law or contract to the Authority's books and records; (b) HMA has first provided reasonable notice of such access and inspection and has conducted the same in such a manner as not to interfere unreasonably with the operation of the Hospital Facilities or the conduct of the Authority's business; and (c) no such inspections will have taken place, and no employees or other personnel of the Hospital will have been contacted by HMA, without HMA first having coordinating such inspection or contact with the Hospital's Chief Executive Officer.

     6.2 OPERATIONS. Since December 31, 1995 and prior to Closing, the Authority and the Hospital: (a) will have carried on the business of the Hospital Facilities in substantially the same manner as has heretofore been conducted and will have not made any material change in the personnel, operations, finance, accounting policies or real or personal property of the Hospital Facilities; (b) at the Authority's expense, will have maintained the Assets and the Hospital Facilities and all parts thereof in good working order and condition, ordinary wear and tear excepted; (c) will have performed all obligations under agreements relating to or affecting the Assets, the Hospital Facilities or the Hospital Facilities' operations; (d) will have taken all reasonable actions necessary and appropriate to (i) vest in Sub a valid and fully enforceable leasehold estate in all of the Leased Assets, and transfer to Sub Good Title to all of the Purchased Assets, in each case subject only to Permitted Encumbrances, and (ii) obtain appropriate releases, consents, estoppels and other instruments as HMA may reasonably request; (e) will have kept in full force and effect its insurance policies; and (f) will have maintained and preserved the business organization of the Hospital Facilities intact, retained employees at the Hospital Facilities (except for employment terminations in accordance with past practices), maintained relationships with physicians, consistent with the bylaws, rules and regulations of the medical staff of the Hospital, maintained relationships with suppliers, customers and others having business relations with the Hospital Facilities consistent with the terms of such relationships, and taken such other actions as are necessary to cause the smooth, efficient and successful transition of such business operations and employee and other relations to Sub as of the Effective Date.

     6.3 NEGATIVE COVENANTS. Since December 31, 1995 and prior to Closing, the Authority will not, without the prior consent of HMA, have: (a) amended or terminated any of the Contracts, other than those identified in Schedule 6.3(a), except in the ordinary course of business; (b) made offers of employment at the Hospital Facilities to any persons for periods subsequent to the Effective Date, entered into any contract or commitment, or incurred or agreed to incur any liability not in the ordinary course of business, except for those offers, contracts, commitments and liabilities currently under negotiation and identified in Schedule 6.3(b); (c) increased the compensation payable or to become payable or made a bonus payment to or otherwise entered into one or more bonus agreements with any employee or agent, except in the ordinary course of business in accordance with existing personnel policies or contracts or except as identified in Schedule 6.3(c); (d) created or assumed any mortgage, pledge or other lien or encumbrance upon any of the Assets, irrespec-tive of when acquired, other than Permitted Encumbrances; (e) made or authorized any purchase order or capital expenditure in excess of $10,000 except in the ordinary course of business or except as identified in Schedule 6.3(e); (f) sold, assigned or otherwise transferred or disposed of any property, plant or equipment (other than supplies), except in the ordinary course of business; or
(g) taken any action outside the ordinary course of business that would materially affect the Assets or the operation of the Hospital Facilities.

     6.4 REGULATORY APPROVALS. Prior to Closing, the Authority will have: (a) actively cooperated with Sub and HMA to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of it to consummate the transactions contemplated hereby and by the Lease; and (b) provided such other information and communications to Governmental Entities as such Governmental Entities may have reasonably requested.

     6.5 ADDITIONAL FINANCIAL INFORMATION. Prior to Closing, the Authority will have delivered to HMA true and complete copies of the unaudited balance sheets and the related unaudited statements of revenues and expenses of the Hospital (if any) for each month then ended subsequent to the date of the Financial Statements, which will have been prepared from and in accordance with the books and records of the Hospital and will fairly present in all material respects the financial position and results of operations of the Hospital as of the dates and for the periods indicated.

     6.6 CLOSING CONDITIONS. Prior to Closing, the Authority will have used its best efforts to cause the conditions specified in Articles 8 and 9 over which the Authority has control to have been satisfied as soon as reasonably practicable, but in all events before the Effective Date.

ARTICLE 7.  PRE-CLOSING ACTIONS BY SUB AND HMA

     7.1 REGULATORY APPROVALS. Prior to Closing, Sub and HMA will have: (a) used their best efforts with the Authority's cooperation to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of them to consummate the transactions contemplated hereby and by the Lease (i) permitting the transfer of the operating license for the Hospital Facilities from the Authority to Sub pursuant hereto, and (ii) allowing Sub to enter into the Lease and to operate the Hospital Facilities pursuant to the terms thereof; and (b) provided such other information and communications to Governmental Entities as such Governmental Entities may have reasonably requested.

     7.2 CLOSING CONDITIONS. Prior to Closing, Sub and HMA will have used their best efforts to cause the conditions specified in Articles 8 and 9 over which Sub and HMA have control to have been satisfied as soon as reasonably practicable, but in all events before the Effective Date.

ARTICLE 8.  CONDITIONS PRECEDENT TO SUB'S AND HMA'S OBLIGATIONS

     This Agreement is executed by Sub and HMA subject to satisfaction, on or before the Effective Date, of all of the conditions precedent set forth in this
Article 8, any of which may be waived in writing by HMA. In the event of the failure of any of such conditions precedent and the absence of a written waiver thereof by HMA, this Agreement will, upon notice from HMA to the Authority, thereupon become void and of no effect.

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Authority contained in this Agreement will be true on and as of the Effective Date (or the date otherwise specified herein); and each and all of the terms and conditions of this Agreement required to have been complied with or performed by the Authority before Closing will have been duly complied with or performed.

     8.2 OPINION OF THE AUTHORITY'S COUNSEL. HMA will have received an opinion from counsel to the Authority dated as of the Effective Date and addressed to Sub and HMA, in form and substance satisfactory to HMA, to the effect that: (a) the Authority is a public trust created under the laws of the State of Oklahoma;
(b) the Authority has full power and authority to make, execute, deliver and perform this Agreement and the Lease, and all corporate or governmental proceedings required to be taken by the Authority to authorize its execution, delivery and performance of this Agreement and the Lease, to lease, transfer and deliver all of the Leased Assets to Sub as set forth in the Lease, and to sell, convey, assign, transfer and deliver the Purchased Assets to Sub as set forth herein, have been duly and properly taken; and without limiting the generality of the foregoing, the Authority has full and exclusive authority to convey to Sub a valid and fully enforceable leasehold estate in the Leased Assets, including the Leased Assets owned by the City, and to subject all of the Leased Assets to the provisions of the Lease; (c) this Agreement, the Lease and all bills of sale, assignments and other instruments of conveyance, transfer and sale delivered by the Authority hereunder or thereunder constitute the valid and binding obligations of the Authority, enforceable against it in accordance with their respective terms, except as enforceability against the Authority may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights and debtors' relief generally and except as enforceability may be subject to general principles of equity; (d) the consent of the City to the extent necessary to permit consummation of the transactions contemplated hereby and by the Lease has been duly obtained; (e) neither the execution and delivery of this Agreement or the Lease, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with and fulfillment of the terms and conditions hereof or thereof will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under the governing instruments of the Authority, or any material agreement or instrument known to such counsel, including the City Lease, to which the Authority, the City or the Hospital is a party or by which any of the Assets is bound; (f) to the best of such counsel's knowledge, except for those that are immaterial to the consummation of such transactions, no ungiven notice to, or unobtained consent, authorization, approval or order of, any Governmental Entity required by federal, Oklahoma or local law or regulation to be obtained by the Authority or the City is required for the consummation of the transactions described herein and in the Lease; (g) to the best of such counsel's knowledge, the consummation by the Authority of the transactions described herein and in the Lease will not violate or result in a breach or default under any law or regulation, or under any order of any Governmental Entity; and (h) there are no claims, actions, suits or proceedings pending or, to the best of such counsel's knowledge after due inquiry, threatened against or affecting the Hospital Facilities, or the Authority or the City with respect to the Hospital Facilities, at law or in equity, before or by any Governmental Entity, except as disclosed in Schedule
4.15. In rendering such opinion, such counsel may rely upon certificates of governmental officials, and may place reasonable reliance upon certificates of officers of the Authority or the City.

     8.3 PRE-CLOSING CONFIRMATIONS. HMA will have obtained documentation or other evidence reasonably satisfactory to it that HMA and, to the extent applicable, Sub have: (a) received approval from all Governmental Entities whose approval is required to complete the transactions contemplated hereby and by the Lease; (b) received confirmation from the appropriate Governmental Entities as to all hospital licensure matters and reasonable confirmation from all other applicable licensure agencies that upon Closing all licenses required by law to operate the Hospital Facilities as currently operated will be transferred to or reissued in the name of Sub; and (c) obtained reasonable assurances that Medicare and Medicaid certification of the Hospital Facilities for its operation by Sub will be effective upon the Lease Commencement Date and that Sub may participate in and receive reimbursement from such programs effective upon the Lease Commencement Date.

     8.4 ACTIONS OR PROCEEDINGS. No action or proceeding before any Governmental Entity will have been instituted and remain in effect seeking to restrain or prohibit the transactions contemplated hereby or by the Lease; and no Governmental Entity will have taken any other action or made any request of the Authority, the City, Sub or HMA as a result of which HMA reasonably and in good faith deems it inadvisable to proceed with the transactions contemplated hereby or by the Lease.

     8.5  LEASEHOLD TITLE INSURANCE MATTERS.

          (A) Within 10 days prior to the Effective Date, the Authority will have delivered to Sub: (i) a title commitment, obtained at Sub's expense, issued by First American Title Insurance Company, satisfactory to Sub, that as of the Lease Commencement Date, the City and the Authority, as their respective interests may appear, have Good Title to the Premises, and that the Premises are free and clear of all liens, encumbrances, charges, assessments, taxes, easements, restrictions and stipulations, except for Permitted Encumbrances (the "TITLE COMMITMENT"); and (ii) a recent instrument survey map, obtained at the Authority's expense, prepared by a duly licensed land surveyor acceptable to First American Title Insurance Company, prepared and certified in accordance with generally accepted professional standards, with respect to all of the Premises.

          (b) Sub will have obtained a leasehold title policy for the Premises, in the form and containing such endorsements as Sub requires, and satisfactory to Sub in its sole discretion. Any survey defect or encroachment or violation of easements or building lines from or onto the Premises, other than Permitted Encumbrances, will have been cured or insured over pursuant to an endorsement satisfactory to or waived by Sub. Any liens that are not Permitted Encumbrances will have been deleted from the leasehold title policy. Such leasehold title policy will be in an amount equal to the leasehold value of the Premises as reasonably specified by Sub, insuring that Sub is vested with a valid leasehold interest subject only to Permitted Encumbrances.

          (c) The Authority will have delivered to Sub a legal opinion, satisfactory to Sub, that the Premises are in compliance with all zoning and land use laws, ordinances and regulations, and all local building codes.

     8.6 NO ADVERSE CHANGE. Prior to the Effective Date there will not have been the occurrence or discovery of any event, condition or change in the operations, financial condition, assets, liabilities (contingent or otherwise), income or business of or related to the Hospital Facilities that materially adversely impairs the use or value of any of the Assets or the Hospital Facilities, and no litigation, administrative proceeding, audit or investigation will have been initiated which, if concluded adversely, might reasonably be expected to cause such an event, condition or change.

     8.7 OTHER INSTRUMENTS AND DOCUMENTS. The Authority will have delivered to Sub and HMA each of the instruments and documents required by Section 3.3.

ARTICLE 9.  CONDITIONS PRECEDENT TO THE AUTHORITY'S OBLIGATIONS

     This Agreement is executed by the Authority subject to satisfaction, on or before the Effective Date, of all of the conditions precedent set forth in this
Article 9, any of which may be waived in writing by the Authority. In the event of the failure of any of such conditions precedent and the absence of a written waiver thereof by the Authority, this Agreement will, upon notice from the Authority to HMA, thereupon become void and of no effect.

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sub and HMA contained in this Agreement will be true as of the Effective Date (or the date otherwise specified herein); and each and all of the terms and conditions of this Agreement required to be complied with or performed by Sub or HMA before Closing will have been duly complied with and performed.

     9.2 OPINION OF SUB'S AND HMA'S COUNSEL. The Authority will have received from the Senior Vice President and General Counsel of HMA an opinion dated as of the Effective Date and addressed to the Authority, in form and substance satisfactory to the Authority, to the effect that: (a) HMA is duly organized and validly existing in good standing under the laws of the State of Delaware; (b) Sub is duly organized and validly existing in good standing under the laws of the State of Oklahoma; (c) each of Sub and HMA has full power and authority to make, execute, deliver and perform this Agreement and the Lease, and all corporate proceedings required to be taken by each of Sub and HMA to authorize its execution, delivery and performance of this Agreementand the Lease have been duly and properly taken; (d) this Agreement, the Lease and the Assumption Agreement constitute the valid and binding obligations of Sub and of HMA, enforceable against Sub and HMA in accordance with their respective terms, except as enforceability against Sub or HMA may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights and debtors' relief generally and except as enforceability may be subject to general principles of equity; (e) to the best of such counsel's knowledge, except for those that are immaterial to the consummation of such transactions, no ungiven notice to, or unobtained consent, authorization, approval or order of, any Governmental Entity required by federal or Oklahoma law to be obtained by Sub or HMA is required for the consummation by Sub or HMA of the transactions described herein; and (f) to the best of such counsel's knowledge, the consummation by Sub and by HMA of the transactions described herein will not violate or result in a breach or default under any law or regulation, or under any order of any Governmental Entity. In rendering such opinion, such counsel may rely upon certificates of governmental officials, and may place reasonable reliance upon certificates of officers of Sub and of HMA and opinions of Oklahoma counsel.

     9.3 PRE-CLOSING CONFIRMATIONS. The Authority will have obtained documentation or other evidence reasonably satisfactory to it that the Authority has: (a) received approval from all Governmental Entities whose approval is required to complete the transactions contemplated hereby and by the Lease; and
(b) received confirmation from appropriate Governmental Entities as to all hospital licensure matters and reasonable confirmation from all other applicable licensure agencies that upon Closing all licenses required by law to operate the Hospital Facilities as currently operated will be transferred to or reissued in the name of Sub.

     9.4 ACTIONS OR PROCEEDINGS. No action or proceeding before any Governmental Entity will have been instituted or threatened to restrain or prohibit the transactions contemplated hereby or by the Lease; and no Governmental Entity will have taken any other action or made any request of the Authority, the City, Sub or HMA as a result of which the Authority reasonably and in good faith deems it inadvisable to proceed with the transactions contemplated hereby or by the Lease.

     9.5 OTHER INSTRUMENTS AND DOCUMENTS. HMA and/or Sub will have delivered to the Authority each of the instruments and documents required by Section 3.2.

ARTICLE 10.  INDEMNIFICATION

     10.1 INDEMNIFICATION BY HMA. To the extent provided in this Article 10, and except for matters as to which the Authority is obligated to indemnify Sub and HMA as provided in Section 10.2, from and after the Effective Date HMA and Sub, jointly and severally, will indemnify, protect, defend and hold harmless the Authority and its trustees and officers from and against:

          (a) any Losses suffered by the Authority arising out of the failure of Sub to satisfy fully and in a timely fashion all of the Assumed Liabilities;

          (b) any Losses suffered by the Authority arising out of (i) any act of commission or omission of Sub or of HMA, or their respective employees, officers, agents or independent contractors, after the Effective Date, or
     (ii) the use, operation or maintenance of the Hospital Facilities or any of the Assets after the Effective Date (unless such Losses relate solely to the City's or the Authority's ownership of the Leased Assets, or the Authority's operation of the Hospital Facilities or any of the Assets prior to the Effective Date), of any kind or nature whatsoever, including any Medicare, Medicaid or any other third party payor claim relating to any period after the Effective Date, but excluding any Losses relating to any employee benefit plan, agreement or arrangement entered into by the Authority or the Hospital;

          (c) any Losses suffered by the Authority arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of Sub or HMA contained in this Agreement;

          (d) any Losses suffered by the Authority arising out of or resulting from any breach or nonfulfillment of any covenant or agreement on the part of Sub or HMA contained in the Lease; and

          (e) all Losses (if any) suffered by the Authority in respect of any gain on the lease of the Leased Assets to be paid to Medicare or Medicaid.

     10.2 INDEMNIFICATION BY THE AUTHORITY.  To the extent provided in this
Article 10, and except for matters as to which HMA or Sub is obligated to indemnify the Authority as provided in Section 10.1, from and after the Effective Date the Authority will indemnify, protect, defend and hold harmless Sub and HMA, and their respective directors and officers, to the extent permitted by Oklahoma law, from and against:

          (a) any Losses suffered by Sub or HMA arising out of (i) any liability, obligation, claim against or contract of the Authority or the Hospital incurred prior to the Effective Date, (ii) any act of commission or omission of the Authority or the Hospital, or their respective employees, officers, agents or independent contractors, prior to the Effective Date, or

     (iii) the use, operation or maintenance of the Hospital Facilities or any of the Assets prior to the Effective Date, of any kind or nature whatsoever, which is not an Assumed Liability;

          (b) any Losses suffered by Sub or HMA arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of the Authority contained in this Agreement;

          (c) any Losses suffered by Sub or HMA arising out of or resulting from any breach or nonfulfillment of any covenant or agreement on the part of the Authority contained in the Lease; and

          (d) any Losses suffered by Sub or HMA arising out of or resulting from the First Mortgage Bonds or the liens and encumbrances related thereto.

     10.3 INDEMNIFICATION PROCEDURE.

          (a) As used in this Article 10, "Losses" include only losses actually paid or incurred, and does not include: (i) any amounts recovered from any surety, insurance carrier or third party obligor, or the cost of maintaining any surety or insurance policies, and no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of any surety, insurance company or any third party; (ii) any incidental or consequential damages that the Indemnified Party may suffer; or (iii) any cost or expense previously counted in determining Losses. The Indemnified Party agrees to submit in a timely manner to any applicable surety, insurance carrier or third party obligor all claims for indemnifiable Losses for which such entity may have liability.

          (b) As a condition precedent to a claim under this Article 10, a party seeking indemnification hereunder (the "INDEMNIFIED PARTY") will promptly give to the party from whom indemnity is sought (the "INDEMNIFYING PARTY") notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement or the Lease, which notice will specify in reasonable detail the nature of the claim, the basis for indemnification and the amount and nature of the Losses for which indemnification is sought. If a claim by a third party is made against an Indemnified Party and the Indemnified Party intends to seek indemnity hereunder with respect thereto, the Indemnified Party will promptly (and in any case within 30 days of such claim being formally made) give the Indemnifying Party notice of such claim. If and to the extent that the Indemnifying Party does not, within 20 days after receipt of such notice, object, then the Indemnifying Party will have 30 days after receipt of such notice to pay the Losses specified in the notice or to assume and control the defense of such third-party claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects not to defend against such claim, then it will promptly so notify the Indemnified Party and, in such event, the Indemnified Party will then be entitled, at its option, to assume and control the defense of such claim at its expense and through counsel of its choice. In such event, if it is finally determined that the Indemnifying Party failed to assume the defense of a claim for which it is liable hereunder, then the expense of defending such claim will be borne by the Indemnifying Party. If the Indemnifying Party exercises its right to undertake the defense against any such claim as herein provided, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party. No claim that is being assumed and defended in good faith by the Indemnifying Party will be settled by the Indemnified Party without the consent of the Indemnifying Party. Payment of Losses will be made within 15 days after final determination of a claim.

          (c) The Indemnifying Party will be subrogated to any and all defenses, claims and setoffs which the Indemnified Party asserted or could have asserted against the third party making a claim. The Indemnified Party will execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying Party to assert such defenses, claims and setoffs.

ARTICLE 11.  FURTHER COVENANTS

     11.1 TERMINATING COST REPORTS. Following the Effective Date, Sub and HMA will fully assist the Authority to properly prepare and timely file all terminating cost reports, claims and other reports and documentation required by law or contract to be filed by the Medicare, Medicaid or other third-party payor programs in respect of the Hospital Facilities for operations prior to the Effective Date or as a result of the consummation of the transactions contemplated hereby or by the Lease. Notwithstanding the foregoing, the Authority will be solely responsible for the contents of all such reports, claims and documentation. Upon completion thereof, the Authority will promptly execute and file all such reports, claims and documentation.

     11.2 INSURANCE COVERAGE. For a period of eight years following the Effective Date, the Authority will maintain, at its own expense, "tail coverage" for acts, errors and omissions of professional liability incurred at the Hospital Facilities prior to the Effective Date.

     11.3 CONFIDENTIALITY. From and after the Effective Date, Sub and HMA (treated as one party for this purpose) and the Authority (each, the "FIRST PARTY") will, and will use its best efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "OTHER PARTY"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other requirements of law; provided, however, that in either such case the First Party will provide the Other Party with prompt prior notice thereof so that the Other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section
11.3. In the event that such protective order or other remedy is not obtained, or the Other Party waives compliance with the provisions hereof, the First Party will furnish only that portion of Confidential Information which, in the written opinion of the First Party's counsel, is required, and the First Party will exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Other Party so designates. The First Party will not otherwise disclose Confidential Information to any person, except with the consent of the Other Party. For the purposes hereof, "CONFIDENTIAL INFORMATION" means all information of any kind concerning the Other Party or any of its affiliates, obtained directly or indirectly from the Other Party or any of its affiliates, employees, representatives or agents in connection with the transactions contemplated hereby or by the Lease, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the First Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the First Party's possession prior to disclosure thereof to the First Party and which was not subject to any obligation to keep such information confidential. The First Party recognizes that any breach of the provisions of this Section 11.3 would result in irreparable harm to the Other Party and its affiliates and, therefore, that the Other Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

     11.4 PUBLICITY. From and after the Effective Date, each party will use its best efforts to obtain from the other party (treating Sub and HMA as one party for this purpose) prior approval of all press releases and other public communications with respect to the transactions contemplated hereby or by the Lease and the method of release thereof. In this regard, HMA acknowledges that the Authority is a public body subject to laws with respect to open meetings and access to public information, and the Authority acknowledges that HMA's capital stock is publicly traded and listed on the New York Stock Exchange and that HMA has obligations of public disclosure of material information in a timely manner.

     11.5 COSTS OF TRANSACTION. Whether or not the transactions contemplated hereby or by the Lease are consummated, and except as otherwise expressly provided herein or in the Lease, each party will bear its own fees, expenses and disbursements, and those of its Affiliates, agents, representatives, accountants, counsel and investment bankers, incurred in connection with the subject matter hereof.

     11.6 PRESERVATION OF BOOKS AND RECORDS. Until the later to occur of (a) the final adjudication of any dispute or investigation arising out of the business, operations or affairs of the Hospital Facilities before the Effective Date, or (b) 60 days following the running of applicable statutes of limitations, Sub will maintain in the ordinary course of business all books and records of the Hospital Facilities constituting a part of the Assets which relate to the pre-Closing business, operations and affairs of the Hospital Facilities, and the Authority will maintain in the ordinary course of business all such books and records not constituting a part of the Assets, in each case to the extent reasonably necessary in connection with any tax, Medicare or Medicaid or other liability or matter for any period ending on or before the Effective Date. After the expiration of such period, neither Sub nor the Authority will destroy any of such books or records without giving the other the opportunity, at the latter's sole expense, to take possession thereof.

     11.7 COOPERATION. The parties will pursue and perform with all due diligence all acts, applications, authorizations and consents necessary or appropriate to the fulfillment of the provisions of this Agreement and the Lease, and will execute any and all documents incident thereto. In addition, for five years following the Effective Date, each party (treating Sub and HMA as one party for this purpose) will, upon reasonable notice, during normal business hours, at the expense of the requesting party, only to the extent necessary to facilitate the transactions contemplated hereby or by the Lease, audits, compliance with governmental requirements and regulations and the prosecution or defense of third-party claims, and only to the extent that it does not materially interfere with its business operations: (a) afford to the representatives of the other, including its counsel and accountants, full and complete access to such records and information as may be available relating to the Assets and the Hospital Facilities for periods prior and subsequent to the Effective Date, and full and complete access to its officers and employees; and
(b) cooperate with, and use its reasonable best efforts to cause its officers and employees to cooperate with, the other and with appropriate Governmental Entities and third parties, in furnishing information, evidence, testimony and other reasonable assistance.

ARTICLE 12.  IN GENERAL

     12.1 ENFORCEMENT EXPENSES. Except as otherwise expressly provided herein, in the event any party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement as between it and the other party, the prevailing party will be entitled to recover from the other party the amount of such legal expenses, including attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party will be entitled.

     12.2 NOTICES. Any notice, demand or communication required, permitted or desired to be given hereunder will be in writing and will be deemed effectively delivered when personally delivered, when actually received by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid thereon, by certified or registered mail, return receipt requested, addressed as follows:

IF TO THE AUTHORITY:     Midwest City Memorial Hospital Authority
                         c/o The City of Midwest City
                         Post Office Box 10570
                         Midwest City, OK 73140-1570
                         Attention: Secretary

WITH A COPY TO:          Buchanan Ingersoll P.C.
                         101 East Kennedy Blvd., Suite 1030
                         Tampa, FL 33602
                         Attention:  James J. Kennedy, III, Esq.

IF TO SUB OR TO HMA:     Health Management Associates, Inc.
                         5811 Pelican Bay Boulevard, Suite 500
                         Naples, FL 33963-2710
                         Attention: William J. Schoen
                         Chairman, President and Chief Executive
                         Officer

WITH A COPY TO:          Health Management Associates, Inc.
                         5811 Pelican Bay Boulevard, Suite 500
                         Naples, FL 33963-2710
                         Attention: Robb L. Smith, Esq.
                         Senior Vice President and General Counsel

or to such other address, and to the attention of such other person as any party may designate by notice delivered in like manner.

     12.3 SCHEDULES AND OTHER INSTRUMENTS. Each Schedule, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any Schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. Any Schedule may be amended after the Effective Date by mutual agreement of HMA and the Authority.

     12.4 SURVIVAL. Except for the agreements and covenants contained herein which by their terms are to be performed by the respective parties as a condition to Closing, the respective representations, warranties, agreements and covenants of the parties contained in this Agreement will survive the Closing.

     12.5 CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its principles of conflicts of laws.

     12.6 BENEFIT. Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

     12.7 WAIVERS AND CONSENTS. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of a breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof. No delay or failure on the part of any party in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

     12.8 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability will in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which will be and remain in full force and effect, enforceable in accordance with its terms.

     12.9 INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

     12.10 ENTIRE AGREEMENT. This Agreement and the Lease supersede all previous agreements and constitute the entire agreement of whatsoever kind or nature existing between the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein and therein. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and therein and no others. All prior representations or agreements, whether written or oral, not expressly referenced herein are superseded unless and until made in writing and signed by the Authority, Sub and HMA.

     12.11 AMENDMENT. This Agreement may be amended, and the terms hereof may be modified, only by a writing executed by each of the parties hereto, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing.

     12.12 COUNTERPARTS. This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, all as of the date and year first above written.

                         MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY,
                         AN OKLAHOMA PUBLIC TRUST


                         By:___________________________

                         Title:________________________

                         MIDWEST CITY HMA, INC.


                         By:___________________________

                         Title:________________________


                         HEALTH MANAGEMENT ASSOCIATES, INC.


                         By:____________________________

                         Title:_________________________

                           LIST OF OMITTED SCHEDULES


Schedule 2.2        Contracts
Schedule 2.3        Excluded Assets
Schedule 2.6        Closing Balance Sheet; Post-Closing Adjustment
Schedule 3.2(b)     Allocation on Prepaid Rent
Schedule 3.2(c)     Allocation on Purchase Price
Schedule 4.2        Permitted Encumbrances
Schedule 4.5        Financial Statements
Schedule 4.6        Additional Material Liabilities
Schedule 4.8        Medicare Participation; Accreditation
Schedule 4.9        Regulatory Compliance
Schedule 4.12       Insurance
Schedule 4.13       Employee Benefit Plans
Schedule 4.14       Employee Relations
Schedule 4.15       Litigation or Proceedings
Schedule 4.17       Medical Staff Matters
Schedule 4.19       Environmental Matters
Schedule 6.3(a)     Amended or Terminated Contracts
Schedule 6.3(b)     Contracts Under Negotiation
Schedule 6.3(c)     Bonus
Schedule 6.3(e)     Purchase Orders and Capital Expenditures

                                LEASE AGREEMENT


                               DATED MAY 21, 1996


                                     AMONG


                   MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY,
                            AN OKLAHOMA PUBLIC TRUST


                                      AND


                             MIDWEST CITY HMA, INC.


                                      AND


                       HEALTH MANAGEMENT ASSOCIATES, INC.

                               TABLE OF CONTENTS



ARTICLE 1.  DEFINITIONS                                         1
       1.1  Definitions......................................   1
       1.2  Interpretation...................................   3

ARTICLE 2.  LEASE OF LEASED ASSETS                              3
       2.1  Lease of Leased Assets...........................   3
       2.2  Title to Leased Assets...........................   4

ARTICLE 3.  LEASE TERM                                          4

ARTICLE 4.  RENT                                                4
       4.1  Prepaid Rent.....................................   4
       4.2  Additional Rent..................................   4

ARTICLE 5.  USE AND CONTROL OF PREMISES                         5
       5.1  Use of Premises..................................   5
       5.2  Employees                                           5
       5.3  Medical Staff....................................   6
       5.4  Advisory Board...................................   6
       5.5  Charity Care.....................................   7
       5.6  Rates............................................   7
       5.7  Financial Information............................   7
       5.8  Contracts                                           7
       5.9  Compliance with Definitive Agreement.............   7
      5.10  Environmental Law Compliance.....................   7
      5.11  Operational Compliance by Lessee.................   9

ARTICLE 6.  INSURANCE                                           9
       6.1  In General.......................................   9
       6.2  Property Insurance...............................  10
       6.3  Liability Insurance..............................  10
       6.4  Mutual Releases and Waiver of Subrogation........  10
       6.5  Business Interruption Insurance..................  11
       6.6  Compliance by Lessee.............................  11
       6.7  Remedy for Noncompliance.........................  11

ARTICLE 7.  FIRE AND CASUALTY DAMAGE                           11
       7.1  Notice of Damage.................................  11
       7.2  Substantial Destruction..........................  11
       7.3  Partial Destruction..............................  11
       7.4  Obligations of Lessor............................  12
       7.5  Extension or Termination of Lease Term...........  12

ARTICLE 8.  UTILITIES                                          12

ARTICLE 9.  CONDITION OF PREMISES; CARE, ALTERATIONS, ETC.     12
       9.1  Condition of Premises............................  12
       9.2  Care of Premises.................................  12
       9.3  Alterations, Additions and Capital Improvements..  13
       9.4  Governmental Fees................................  13
       9.5  Lessor's Access..................................  13



                                      (i)

ARTICLE 10.  LICENSURE AND GOVERNMENTAL APPROVAL               14

ARTICLE 11.  LIENS AND IMPOSITIONS                             14
      11.1  Encumbrance by Lessor............................  14
      11.2  Encumbrance by Lessee............................  14
      11.3  Impositions......................................  14
      11.4  Payments in Lieu of Taxes........................  15

ARTICLE 12.  QUIET ENJOYMENT                                   15

ARTICLE 13.  LESSEE'S DEFAULT AND REMEDIES THEREFOR            16
      13.1  Major Events of Default..........................  16
      13.2  Other Breaches of Lease..........................  17
      13.3  Indemnity for Breach.............................  17
      13.4  Causes Beyond a Party's Control..................  17
      13.5  Repossession of the Premises on Termination......  18

ARTICLE 14.  SURRENDER OF POSSESSION                           18
      14.1  Surrender of Leased Assets.......................  18
      14.2  Assignment and Assumption of Contracts...........  18

ARTICLE 15.  EMINENT DOMAIN                                    19

ARTICLE 16.  GUARANTY                                          19
      16.1  Guaranty                                           19
      16.2  Right of First Refusal...........................  19

ARTICLE 17.  ASSIGNMENT OR SUBLEASE                            21
      17.1  Assignment or Sublease...........................  21
      17.2  Required Exercise of First Refusal...............  21

ARTICLE 18.  IN GENERAL                                        22
      18.1  Time is of the Essence...........................  22
      18.2  Memorandum of Lease..............................  22
      18.3  Relationships of Parties.........................  22
      18.4  Rights and Remedies..............................  22
      18.5  Enforcement Expenses.............................  22
      18.6  Notices                                            22
      18.7  Choice of Law....................................  23
      18.8  Benefit                                            23
      18.9  Waivers and Consents.............................  23
     18.10  Severability.....................................  23
     18.11  Inferences.......................................  24
     18.12  Entire Agreement.................................  24
     18.13  Amendment                                          24
     18.14  Counterparts.....................................  24

   Consent...................................................  27

Table of Exhibits............................................  28

                                      (ii)

                                LEASE AGREEMENT


     THIS LEASE AGREEMENT (this "LEASE") is made and entered into as of May 31, 1996, by and among MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY, an Oklahoma public trust ("LESSOR"), and MIDWEST CITY HMA, INC., an Oklahoma corporation ("LESSEE"), and HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation ("GUARANTOR").

     WHEREAS, Lessor operates certain facilities located in The City of Midwest City, Oklahoma (the "CITY"), consisting of: a general acute care hospital licensed by the State of Oklahoma for 208 beds known as Midwest City Regional Hospital (the "HOSPITAL"), together with all businesses owned or leased by the Hospital or by Lessor in connection with the Hospital, including the Renaissance Women's Center, home health services and offices, including all real property, whether developed or undeveloped, associated with any of the foregoing (all of which, including the Hospital, being hereinafter sometimes referred to collectively as the "HOSPITAL FACILITIES");

     WHEREAS, certain of the assets comprising the Hospital Facilities are owned by Lessor, and certain of the assets comprising the Hospital Facilities are owned by the City and leased to Lessor pursuant to that certain Amended Lease Agreement dated October 28, 1963, as amended, between the City and Lessor;

     WHEREAS, Lessor desires to lease or sublease, as the case may be, the Hospital Facilities to Lessee, and Lessee desires to lease or sublease, as the case may be, the Hospital Facilities from Lessor, all on the terms and conditions set forth in this Lease, and in furtherance thereof, Lessor, Lessee and Guarantor have entered into a certain Definitive Agreement of even date herewith (the "DEFINITIVE AGREEMENT"); and

     WHEREAS, Lessee is the wholly-owned subsidiary of Guarantor, and Guarantor has agreed to guarantee the performance of all of Lessee's obligations under this Lease, as hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

     1.1 DEFINITIONS. In addition to the other definitions contained in the heading paragraph and the Recitals of this Lease and in Section 1.2, the following terms will, when used in this Lease, have the following respective meanings (with any term used in this Lease and not so defined having the meaning given it by Section 1.1 of the Definitive Agreement):

     "ACQUIROR" has the meaning given it by Section 16.2(a).

     "ADDITIONAL RENT" means all amounts required to be paid by Lessee, on or after the Lease Commencement Date, under the terms of this Lease.

     "ADVISORY BOARD" has the meaning given it by Section 5.4.

     "DISPOSITION" has the meaning given it by Section 16.2(a).

     "DISPOSITION FAIR MARKET VALUE" has the meaning given it by Section
16.2(a).

     "EMPLOYEES" has the meaning given it by Section 5.2(a).

     "FIRST REFUSAL" means the right of first refusal provided by Section
16.2(a).

     "FIRST REFUSAL AGREEMENT" has the meaning given it by Section 16.2(c).

     "FIRST REFUSAL PRICE" has the meaning given it by Section 16.2(a).

     "FIRST REFUSAL TRANSACTION" has the meaning given it by Section 16.2(a).

     "IMPOSITIONS" means Taxes, excise, license and permit fees and other assessments and charges of any kind or nature which may during the Lease Term be assessed, levied, charged, confirmed or imposed by any Governmental Entity upon or accrue or become a lien on (a) the Leased Assets (or any portion thereof) or
(b) the appurtenances thereto or the sidewalks or streets adjacent thereto.

     "IMPROVEMENTS" means all buildings, structures and other improvements of every kind, including fixtures, landscaping, utility pipes and lines, roads, driveways, fences, parking areas, contiguous and adjacent and entry rights, owned or controlled by Lessor or by the City and located in and upon the Premises.

     "INDEMNIFICATION" means the rights and obligations of indemnification provided by Article 10 of the Definitive Agreement, to the extent and under the terms and conditions therein provided.

     "INTEREST" has the meaning given it by Section 4.2(c).

     "LEASE" means this Lease Agreement as originally executed, together with all amendments and modifications entered into pursuant to Section 18.13.

     "LEASE COMMENCEMENT DATE" means 12:01 a.m., local time, on June 1, 1996.

     "LEASE TERM" has the meaning given it by Article 3.

     "LEASE YEAR" means any twelve-month period commencing on the Lease Commencement Date or on any of the next succeeding 29 anniversaries thereof.

     "LEGAL REQUIREMENTS" means, collectively, all orders, injunctions, writs, statutes, rulings, rules, regulations, requirements, permits, certificates and ordinances of any Governmental Entity (including the Occupational Safety and Health Act, as amended, the Americans with Disabilities Act of 1990, as amended, Environmental Laws and laws regarding Medical Waste), and the rules and regulations promulgated under each of the foregoing, as in effect from time to time.

     "MAJOR EVENT OF DEFAULT" has the meaning given it by Section 13.1.

     "OFFER DATE" has the meaning given it by Section 16.2(a).

     "PERMITTED PREMISES USE" means the operation of the business of an acute care hospital and other licensed health related activities.

     "PREMISES" means, collectively: (a) the real property owned by the City more particularly described on Exhibit A, together with all Improvements thereon and interests therein, and all rights, privileges and easements appurtenant thereto; and (b) the real property owned by Lessor more particularly described on Exhibit B, together with all Improvements thereon and interests therein, and all rights, privileges and easements appurtenant thereto.

     "REMEDIAL WORK" has the meaning given it by Section 5.10(b).

     1.2  INTERPRETATION.  In this Lease, unless the context otherwise requires:
(a) references to "Articles" and "Sections" are to the Articles or Sections of this Lease, and references to "Exhibits" are to the Exhibits annexed hereto; (b) references to any party to this Lease includes references to its respective successors and permitted assigns; (c) references to a judgment includes references to any order, writ, injunction, decree, determination or award of any court or tribunal; (d) references to a person or entity includes references to any individual, company, body corporate, association, partnership, firm, joint venture, trust or Governmental Entity; (e) any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference; (f) the masculine pronoun includes the feminine and the neuter, as appropriate in the context; (g) with respect to any matter or thing, the terms "including" or "includes" mean including but not limited to such matter or thing; and (h) with respect to any party, the term "knowledge" of such party means the actual knowledge of any trustee, director or executive officer of such party. The divisions of this Lease into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and have no legal effect in construing the provisions of this Lease.

ARTICLE 2.  LEASE OF LEASED ASSETS

     2.1  LEASE OF LEASED ASSETS.  Effective on the Lease Commencement Date:
(a) Lessor hereby demises, rents and sublets exclusively to Lessee, and Lessee hereby subleases, rents and hires from Lessor, all of Lessor's right, title and interest in and to the Leased Assets owned by the City; and (b) Lessor hereby demises, rents and lets to Lessee, and Lessee hereby leases, rents and hires from Lessor, all of Lessor's right, title and interest in and to all of the Leased Assets other than the Leased Assets owned by the City.

     2.2 TITLE TO LEASED ASSETS. Title to and ownership of the Leased Assets will at all times remain with the City or Lessor, as their respective interests may appear. There is nothing contained in or contemplated by this Lease with respect to the disposal or transfer of title or ownership of the Leased Assets from the City or Lessor to Lessee or Guarantor at any time during or at the conclusion of the Lease Term, and the transactions contemplated by this Lease will not result in a gain or loss with respect to the Leased Assets.

ARTICLE 3.  LEASE TERM

     Subject to the terms and conditions hereof, the term of this Lease will commence on the Lease Commencement Date and will continue for 30 consecutive Lease Years thereafter (the "LEASE TERM").

ARTICLE 4.  RENT

     Lessee will pay Lessor, and Lessor will accept, as the total rent for the Leased Assets, the amounts provided by this Article 4.

     4.1 PREPAID RENT. Lessee will pay to Lessor, as prepaid rent for the Leased Assets, the amount provided by Section 3.2(b) of the Definitive Agreement, paid as therein provided.

     4.2  ADDITIONAL RENT.

          (a) During the first five Lease Years, Lessee will expend, as Additional Rent, in the aggregate at least $10,000,000 for additional capital equipment and Improvements to the Premises, making such capital expenditures to renovate the Hospital Facilities and upgrade equipment as Lessee in its reasonable judgment deems necessary to maintain the physical and service needs of the Hospital Facilities.

          (b) During the Lease Term, Lessee will pay, as Additional Rent, directly to the Governmental Entity imposing the same, the Impositions as and when the same become due, and subject to the further provisions of Section 11.3.

          (c) During the Lease Term, any other obligation of Lessee which under the terms of this Lease requires the payment of money to Lessor will be construed to be Additional Rent. All such Additional Rent that is payable to Lessor (but not Additional Rent that is payable to a third party), including reimbursement of Lessor in the amount of any Impositions or other obligations voluntarily paid by Lessor once the same have become due, will bear interest from the due date thereof at an annual rate equal to the "Prime Rate," adjusted daily as the "Prime Rate" changes ("INTEREST"). "Prime Rate" means the "Prime Rate" published in the "Money Rates" section of the Wall Street Journal (Southeast Edition) or, if more than one "Prime Rate" is published on any day, the lowest "Prime Rate" so published. For each day that no such publication is made, the "Prime Rate" will be as last published.

ARTICLE 5.  USE AND CONTROL OF PREMISES

     5.1 USE OF PREMISES. During the Lease Term: (a) Lessee will use the Premises only for Permitted Premises Use; (b) Lessee will operate an acute care, inpatient hospital and related activities on the Premises and in connection therewith will have the exclusive right to use and control the entire operations of the Hospital Facilities, including administration, services, finances, medical and non-medical staffing, equipment, inventory, furnishings, supplies, renovation and addition to or expansion of the Leased Assets, except as otherwise provided herein; (c) Lessee will operate, use and maintain the Leased Assets in compliance with all applicable Legal Requirements; and (d) the Leased Assets will not be used for illegal or unlawful purposes or for any purpose that is not a Permitted Premises Use. During the first ten Lease Years, Lessee will continue to offer all medical and surgical services that are usual and customary at an acute care inpatient medical and surgical facility in the Oklahoma City, Oklahoma market and that were provided by the Hospital on the Lease Commencement Date, unless such discontinuation of services has been previously approved by Lessor.

     5.2                                                             EMPLOYEES.

          (a) On the Lease Commencement Date, Lessee will hire and employ each person who was an employee of the Hospital on the day immediately preceding the Lease Commencement Date (collectively, the "EMPLOYEES"), at the same or higher rates of compensation and with benefits (including tuition reimbursement) substantially equivalent to that currently paid by the Hospital and comparable to those of employees of Guarantor's other hospitals. All Employees will be covered by Guarantor's standard personnel policies and procedures. Lessee and Guarantor retain the right to change or terminate any such benefits and any such policies and procedures at any time and from time to time as Lessee and Guarantor deem appropriate in their sole discretion. If an Employee is hired by an Affiliate of Guarantor to provide services to the Hospital or its patients, the provisions of this Section 5.2 will apply to such Affiliate as if it were a party to this Lease.

          (b) Lessee and Guarantor will give each Employee full credit for all service with the Hospital, as if such service had been with Guarantor and its Affiliates, for purposes of eligibility to participate in, vesting and payment of benefits under (but not for purposes of determining the amount of any benefit under) Guarantor's 401(k) plan and any other employee benefit plans maintained by Lessee or Guarantor, as permitted by law and the terms of each such plan.

          (c) All accrued paid annual leave of Employees not cashed out by the Hospital and existing on the Lease Commencement Date will be carried forward and honored by Lessee, which will give each Employee full credit in equivalent hours or days for the time in such Employee's account on the Lease Commencement Date. Lessee may, at its option, cash out each Employee's accrued paid annual leave in excess of 80 hours after the Lease Commencement Date.

          (d) Lessee will on the Lease Commencement Date offer eligible Employees a group health plan that provides coverage for any preexisting condition (within the meaning of the Internal Revenue Code) of an Employee (or eligible dependent).

          (e) Lessee will not require any Employee to transfer from the Hospital to any other facility of Guarantor or any other location without (i) obtaining the Employee's consent and (ii) paying the Employee's reasonable moving costs in accordance with Guarantor's standard personnel policies and procedures.

          (f) If Lessee requires any full-time Employee to take an involuntary reduction in hours worked, such reduction will not result in a reduction in or loss of non-cash benefits to such Employee.

          (g) Lessee will give credit (or cause its insurance carriers to give credit) to each Employee, on a dollar-for-dollar basis, toward the deductible and co-payment requirements of Lessee's group health plans for any such amounts paid by any Employee (or eligible dependent) for the plan year under the Hospital's applicable group health plan during which the Lease Commencement Date occurs; provided, however, that such Employee will provide Lessee reasonable evidence of the amount credited toward his deductible and co-payment requirements.

          (h) During the first Lease Year, Lessee will not effect any reductions in force at the Hospital other than reductions as a result of attrition, flexible staffing for seasonal adjustments, or downsizing in connection with decreases in patient census.

          (i) Lessee acknowledges that it will be responsible for all applicable obligations and liabilities under the Workers Adjustment and Retraining Act, as amended, with respect to the Employees.

          (j) If any Employee who was a Hospital Vice President on the Lease Commencement Date is involuntarily terminated from employment by Lessee or Guarantor, then he will receive 90-day severance in accordance with Guarantor's standard personnel policies and procedures.

          (k) Nothing contained in this Section 5.2 will limit Lessee's management prerogatives with respect to Employees, or create a right of continued employment for any specific Employee or create any right of action by any Employee, any group of Employees or any other third party, either jointly or severally.

     5.3 MEDICAL STAFF. Following the Lease Commencement Date, Lessee will honor and abide by the medical staff appointments, privileges and other rights set forth in and subject to the bylaws and rules and regulations of the medical staff of the Hospital in effect on the Lease Commencement Date; provided, however, that the provisions of this Section 5.3 will not give rise, or be deemed to give rise, to any right or right of action in any medical staff member, other third party or any group thereof.

     5.4 ADVISORY BOARD. On or before the Lease Commencement Date, Lessee will establish an Advisory Board of Trustees for the Hospital to provide counsel to Lessee concerning the delivery of health care and hospital services to residents of the Hospital's service area (the "ADVISORY BOARD"). The Advisory Board will consist of physicians, two representatives of the City Council of the City, and representatives from industry, government, community and religious organizations, each as selected from time to time by Lessee. Lessee will maintain the Advisory Board for the Lease Term, but this covenant will not give rise, or be deemed to give rise, to any right in any one or more individuals to become or remain members of the Advisory Board.

     5.5 CHARITY CARE. During the Lease Term, Lessee will comply with all federal and state requirements to provide emergency services without regard to an individual's ability to pay, and accept any patient admitted by an active member of the Hospital's medical staff without regard to the ability of such patient to pay for the services provided.

     5.6 RATES. Lessee agrees that during the Lease Term rates charged by the Hospital will be reasonable and commensurate with both the services offered and the costs to provide such services, and usual and customary for the geographic area served.

     5.7 FINANCIAL INFORMATION. During the Lease Term: (a) for so long as the capital stock of Guarantor is publicly traded, Guarantor will provide to Lessor, contemporaneously with the distribution thereof to its stockholders, copies of its annual and quarterly reports to stockholders; and (b) in the event that the capital stock of Guarantor ceases to be publicly traded, Guarantor will provide to Lessor, promptly upon the completion thereof, copies of its annual audited financial statements and quarterly unaudited financial statements.

     5.8 CONTRACTS. With respect to each material long-term contract relating to the management or operation of the Hospital or the Hospital Facilities that is reasonably likely to be in effect upon expiration or earlier termination of the Lease Term, Lessee will use its best efforts to negotiate for or otherwise include therein a provision that permits Lessor to elect, in its discretion, to assume such contract upon termination or expiration of the Lease Term.

     5.9 COMPLIANCE WITH DEFINITIVE AGREEMENT. Lessee will comply with its obligations under the Definitive Agreement. The terms of the Definitive Agreement, including the respective representations, warranties, covenants and agreements of Lessor, Lessee and Guarantor set forth therein, are incorporated herein by reference.

     5.10                                        ENVIRONMENTAL LAW COMPLIANCE.

          (a) Lessee will comply with all Environmental Laws that are applicable to the Premises (or any portion thereof) or the operation of the Hospital Facilities during the Lease Term, including those relating to the handling or disposal of Medical Waste. Lessee will obtain, or as necessary will apply for, all Environmental Permits (other than those constituting part of the Leased Assets) required in connection with the use of the Premises or the operation of the Hospital Facilities. Lessee will not cause, permit or allow any Hazardous Substances to be brought upon, kept, generated, stored, disposed of, used or otherwise Released on, about or beneath the Premises in violation of any Environmental Laws.

          (b) Lessee will promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, site monitoring, containment, cleanup, removal, repair, restoration, remediation, detoxification or other remedial work of any kind or nature (collectively, "REMEDIAL WORK") with respect to the Premises (or any portion thereof) in the event that any Remedial Work is required or reasonably necessary under any Environmental Laws because of or in connection with the actual or suspected Release of Hazardous Substances on, about or beneath the Premises (or any portion thereof). Lessee will pay all costs and expenses of such Remedial Work and will provide Lessor with Indemnification with respect thereto, except that if (and to the extent that) the need for such Remedial Work arose from or is directly related to any occurrence or condition on, about or beneath the Premises (or any portion thereof) that existed prior to the Lease Commencement Date, then Lessor will pay all costs and expenses of such Remedial Work and will provide Lessee with Indemnification with respect thereto. Lessee will notify Lessor as soon as practicable of any material Remedial Work performed by Lessee. If Lessee does not timely commence and diligently prosecute to completion any Remedial Work that is required by this Section 5.10(b), or if Lessee does not perform or observe in any material respect any of its other obligations or agreements hereunder pertaining to any Hazardous Substances or Environmental Laws, then upon reasonable notice to Lessee, Lessor will have the right, but not the duty, without limitation upon any of Lessor's other rights under this Lease, to enter upon the Premises at reasonable times, personally or through its agents, consultants or contractors, and to cause such Remedial Work or other Lessee obligations or agreements to be performed, in each case to the extent that Lessee fails to perform the same. Lessee will provide Lessor with Indemnification with respect to all costs and expenses of performing any Remedial Work that is required by this Section 5.10(b) and not performed by Lessee, except that if (and to the extent that) the need for such Remedial Work arose from or is directly related to any occurrence or condition on, about or beneath the Premises (or any portion thereof) that existed prior to the Lease Commencement Date, then Lessor will pay all costs and expenses of such Remedial Work and will provide Lessee with Indemnification with respect thereto.

          (c) Lessee will promptly provide written notice to Lessor of: (i) any notice received by Lessee of any existing, pending or threatened action, suit, investigation, inquiry or proceeding commenced by or before any Governmental Entity with respect to Hazardous Materials on, about or beneath the Premises (or any portion thereof), or the migration of any Hazardous Substances to or from property adjoining or in the vicinity of the Premises, or alleging any obligation under Environmental Laws; (ii) any claims made or, to Lessee's knowledge, threatened by any person or entity against Lessee or the Premises relating to any loss or injury allegedly resulting from any Hazardous Substances; and (iii) the discovery of any occurrence or condition on, about or beneath the Premises (or any portion thereof), or on, about or beneath any property adjoining or in the vicinity of the Premises, of which Lessee becomes aware, which may cause the Premises (or any portion thereof) to be in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws.

          (d) Lessor will have the right, but not the duty, to retain at its own expense any independent professional consulting engineer to enter the Premises to conduct inspections and to prepare reports of such inspections. Lessee will allow Lessor, and the agents, employees, consultants and contractors of Lessor, at reasonable times and upon reasonable notice, to enter the Premises and to perform such customary environmental tests, assessments and audits on the Premises, including soil borings and other invasive tests, as are reasonably necessary in the circumstances and do not interfere with Lessee's operation of the Hospital Facilities. The inspection rights granted to Lessor by this
Section 5.10(d) will be in addition to, and not in limitation of, any other inspection rights granted to Lessor by this Lease. Lessor will bear and pay all expenses incurred by it in connection with such inspections and reports, and will return the Premises and the Hospital Facilities to the condition they were in prior to any such inspection, except that if the inspection reveals a significant violation of any Environmental Law or a Release of Hazardous Substances, then Lessee will bear and pay all expenses incurred by Lessor in connection with such inspection.

     5.11 OPERATIONAL COMPLIANCE BY LESSEE. Lessor will be entitled, without limitation as to its remedies, to the remedy of specific performance for Lessee's breach of or failure to comply with any provision of this Article 5, except that any such breach or failure will not constitute a Major Event of Default.

ARTICLE 6.  INSURANCE

     6.1 IN GENERAL. Lessor will be named as an additional insured and loss payee in every policy of insurance required by this Lease to be obtained and maintained by Lessee. Proceeds of insurance policies will be payable to Lessee or Lessor as their respective interests may appear or as specifically set forth in this Article 6. No such policy will be canceled or reduced in scope of coverage or amount of coverage without 30 days' prior written notice to Lessor. Certificates of insurance evidencing the insurance coverage required hereby will have been delivered by Lessee to Lessor on or before the Lease Commencement Date, and will be delivered to Lessor at the commencement of each succeeding Lease Year. The failure of Lessor to require any additional insurance coverage will not be deemed to relieve Lessee from any obligations under this Lease. Lessee will pay all premiums on policies required hereunder as they become due and payable and, upon request of Lessor, will promptly deliver to Lessor reasonable evidence of the timely payment thereof. Lessee will comply with the provisions of all insurance policies covering or applicable to the Leased Assets.

     6.2 PROPERTY INSURANCE. Lessee will, at its own expense, obtain and keep in force during the Lease Term a policy or policies of insurance covering loss or damage to the Leased Assets in the amount of the replacement cost basis thereof, as the same may exist from time to time, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk) and sprinkler leakage. If Lessee fails to procure and maintain such insurance, Lessor may, but will not be required to, procure and maintain the same, but at the expense of Lessee.

     6.3 LIABILITY INSURANCE. Lessee will, at its own expense, obtain and keep in force during the Lease Term policies of comprehensive liability insurance, professional (malpractice) liability insurance, excess coverage (umbrella) insurance and employer's liability insurance insuring Lessee against any liability arising out of the use, occupancy or maintenance of the Leased Assets, with coverage amounts as are customary for hospital facilities of the same size and services as the Hospital Facilities. During the first ten Lease Years, the comprehensive liability insurance will have a policy limit of not less than $1,000,000, the professional liability policy will have policy limits of not less than $1,000,000 per person and $3,000,000 per occurrence, and the excess coverage (umbrella) policy will have a policy limit of not less than $10,000,000. On each ten-year anniversary of the Lease Commencement Date, at the request of Lessor, the parties will mutually decide whether such policy limits should be increased, taking into consideration industry practice and the local market, but if such mutual decision is not reached, the policy limits will remain as provided in the immediately preceding sentence. The limits provided by this Section 6.3 will not, however, limit the liability of Lessee hereunder. If Lessee fails to procure and maintain such insurance, Lessor may, but will not be required to, procure and maintain the same, but at the expense of Lessee.

     6.4 MUTUAL RELEASES AND WAIVER OF SUBROGATION. Lessor and Lessee hereby waive, to the extent not prohibited by applicable insurance policies, any and all rights of recovery and causes of action which either has or may have or which may arise hereafter against the other, its trustees, directors, employees, agents or stockholders, whether caused by negligence, intentional misconduct or otherwise, for any loss or damage to any of the Leased Assets or to any property stored thereon or to the operations of the Hospital Facilities caused by any perils covered by fire and extended coverage, building, contents and business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it; provided, however, that the foregoing waivers and releases are in addition to all other waivers or releases contained in this Lease and will apply only to the extent of any recovery made by a party under any policy of insurance now or hereafter issued; and further provided that the foregoing waivers and releases do not invalidate, cause the cancellation or reduction of, or permit the insurer to cancel or reduce, any policy of insurance of the parties, now or hereafter issued.

     6.5 BUSINESS INTERRUPTION INSURANCE. During the Lease Term, Lessee may maintain business interruption insurance for its own protection, and any proceeds payable under any such policy will be the sole property of Lessee.

     6.6 COMPLIANCE BY LESSEE. Lessee will be in compliance with the terms of this Article 6 so long as the total limits of insurance herein required are provided, regardless of the allocation of such limits among underlying or excess policies. In addition, Lessee will be in compliance with the terms of this
Article 6 if it, in its discretion, chooses to self-insure all or any portion of the risks described herein so long as it complies with all aspects of Oklahoma law regarding such self-insurance.

     6.7 REMEDY FOR NONCOMPLIANCE. Unless Lessee self-insures as contemplated herein, if Lessee fails to obtain and pay the premiums for any insurance policies providing the coverages specified in this Article 6, then Lessor may obtain the same and pay the premiums therefor, and the amount paid by Lessor will be deemed Additional Rent, and will become immediately due and payable.

ARTICLE 7.  FIRE AND CASUALTY DAMAGE

     7.1 NOTICE OF DAMAGE. If during the Lease Term any part or all of the Premises is damaged or destroyed by fire, storm or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, and the amount of damage exceeds the dollar amount stated to be applicable in the standard "deductible clause" of the property insurance policy, Lessee will give written notice thereof to Lessor within ten days after the date the damage occurred.

     7.2 SUBSTANTIAL DESTRUCTION. If the Hospital building comprising the Premises is substantially destroyed at any time during the Lease Term by fire, storm or other casualty, to the extent that the Premises cannot reasonably be used for an acute care hospital, then Lessee will, at its expense and subject to compliance with applicable zoning regulations or such variances or non-conforming uses as may be allowed, rebuild the Hospital building and any other damaged portions of the Premises so that the Premises can be used to furnish substantially the same type and quality of services as were furnished on the Premises prior to the substantial destruction. In such event, Lessor will make available or will pay and deliver to Lessee any insurance proceeds received by Lessor or the City because of damage to the Premises (or, in the case of insurance maintained by Lessor or the City at its own expense, any insurance proceeds (up to the costs incurred by Lessee) received by Lessor or the City).

     7.3 PARTIAL DESTRUCTION. Except as otherwise provided by Section 7.5, if the Hospital building or other Improvements comprising the Premises are damaged at any time during the Lease Term by fire, storm or other casualty to the extent that a portion, but not substantially all, of the Premises cannot be used for the purpose for which such portion was used prior to the casualty, Lessee will, at its expense and subject to compliance with applicable zoning regulations or such variances or non-conforming uses as may be allowed, restore the Premises to the condition they were in prior to the casualty. In such event, Lessor will make available or will pay and deliver to Lessee any insurance proceeds received by Lessor or the City because of the casualty loss resulting in the partial destruction (or, in the case of insurance maintained by Lessor or the City at its own expense, any insurance proceeds (up to the costs incurred by Lessee) received by Lessor or the City).

     7.4 OBLIGATIONS OF LESSOR. Nothing contained herein will be construed to obligate Lessor to expend funds beyond those received as insurance proceeds.

     7.5 EXTENSION OR TERMINATION OF LEASE TERM. The Lease Term will be automatically extended for a period equal to the number of days during which the ordinary and usual operation of the Hospital Facilities is prevented by reason of any substantial or partial destruction of the Premises; provided, however, that in the event of substantial destruction of the Premises, as contemplated by
Section 7.2, during the last five Lease Years, at Lessee's option either: (a) the Lease Term will be automatically extended for five additional Lease Years; or (b) the Lease Term will terminate. Any extension of the Lease Term arising under this Article 7 will be upon the same terms and conditions otherwise set forth in this Lease.

ARTICLE 8.  UTILITIES

     Lessee will arrange for and pay all charges for water, electricity, light, heat, air conditioning, power, gas, sewer, telephone and other communication services and all other utilities and similar services which are used in or on, or are properly charged against, the Premises during the Lease Term. Any failure by Lessee to pay any charge reasonably contested will be subject to the provisions of Sections 13.2 and 13.3. In the event that easements for the installation and operation of utilities are required to be granted to any utility company or municipality to service the Premises, Lessor will cooperate with Lessee in the grant of such easements as may be reasonably required effectively to create the required easement.

ARTICLE 9.  CONDITION OF PREMISES; CARE, ALTERATIONS, ETC.

     9.1 CONDITION OF PREMISES. Lessee has inspected the Premises and the other Leased Assets and, except for the representations, warranties and covenants contained in this Lease and the Definitive Agreement, Lessee accepts the Premises AS IS and WHERE IS, without any additional agreements, representations, understandings or obligations on the part of Lessor to perform any alterations, repairs or replacements.

     9.2                                                      CARE OF PREMISES.

          (a) During the Lease Term, Lessee will, at its own expense, keep and maintain the Premises and the other Leased Assets in good order and repair, ordinary wear and tear, casualty loss and other insured loss excepted. Lessee will do all things which from the character and use of the Premises and the other Leased Assets would be reasonably necessary for proper maintenance, repair and replacement thereof, and in this respect, without limiting the generality of the foregoing, Lessee will perform and furnish, at Lessee's expense, all painting, carpentry, redecorating, landscaping, refurbishing, maintenance, servicing, repairing and replacement of all portions of the Premises, and will not allow any of the Premises to be misused, abused or wasted, or to deteriorate, ordinary wear and tear excepted. Lessee will be responsible for the care, maintenance and repairs, renovation, restoration or replacement, if required, of the air conditioning, heating, mechanical, plumbing, electrical/fire alarm, security and sprinkler systems. Lessee acknowledges that its obligations to repair, renovate, restore or replace extends to the roof of the Hospital structure.

          (b) Both Lessor and Lessee acknowledge that certain Improvements, when necessary from time to time, may require regulatory approvals from appropriate Governmental Entities. Lessee will apply for, and use its best efforts to obtain, approvals necessary to effect such Improvements.

          (c) Failure of Lessee to maintain, repair, replace or restore, as provided by this Section 9.2, will entitle Lessor, after notice, to seek specific performance or to enter onto the Premises and repair and maintain the Premises and to charge Lessee therefor, and such charges properly made will be construed as Additional Rent, and will become immediately due and payable.

     9.3 ALTERATIONS, ADDITIONS AND CAPITAL IMPROVEMENTS. During the Lease Term, Lessee has the right to make alterations, additions and capital Improvements to the Premises, with or without the prior approval of Lessor, provided they are architecturally consistent with the Improvements, and such will be made in a good and workmanlike manner, and will comply with all applicable governmental laws, regulations and requirements. All alterations, additions and capital Improvements will be made at the cost and expense of Lessee and will become the property of Lessor upon expiration or termination of the Lease Term. Lessee will not make or effect any renovations, alterations, structural additions or capital Improvements to the Premises which would, in its reasonable judgment, impede the use or reduce the value of the Leased Assets. Any construction, Improvements or alterations made by or on behalf of Lessee will be prosecuted with diligence and continuity, in good and workmanlike manner, and in accordance with sound building and engineering practices and applicable Legal Requirements.

     9.4 GOVERNMENTAL FEES. During the Lease Term, all fees and charges due any Governmental Entity on account of any inspection made on the Premises will be paid by Lessee. Any failure by Lessee to pay any such fee or charge will be subject to the provisions of Sections 13.2 and 13.3.

     9.5 LESSOR'S ACCESS. During the Lease Term, Lessor and its agents, including architects and engineers, will have access at reasonable times and upon reasonable notice for the purpose of inspection of the Premises or of making repairs, additions or alterations, but such right will not be construed as an agreement on the part of Lessor to make repairs.

ARTICLE 10.  LICENSURE AND GOVERNMENTAL APPROVAL

     Lessee will, at all times during the Lease Term, conduct its business pursuant to a valid license issued by the State of Oklahoma authorizing Lessee to operate an acute care hospital on the Premises and to furnish such other services as are offered by Lessee and which can lawfully be performed pursuant to a valid license or governmental approval. Lessee will obtain and maintain continuously throughout the Lease Term, all Licenses and Permits, and will do all things reasonably required by the appropriate licensing authority to maintain such Licenses and Permits. Lessee will timely file all requisite cost report claims and other reports required to by filed by it in connection with all Medicare, Medicaid and other governmental health programs relating to Lessee's use and operation of the Hospital Facilities.

ARTICLE 11.  LIENS AND IMPOSITIONS

     11.1 ENCUMBRANCE BY LESSOR. Lessor will not, nor will it permit the City to, sell, convey, mortgage, pledge or otherwise encumber or use as security any portion or all of the Leased Assets at any time during the Lease Term, and Lessor hereby subordinates to this Lease its leasehold interest in the Leased Assets owned by the City, and its fee interest in all of the Leased Assets other than the Leased Assets owned by the City. If during the Lease Term any lien or encumbrance (other than a Permitted Encumbrance) is asserted against any of the Assets by, through or under Lessor or the City, or as a result of the acts or omissions of Lessor or the City, Lessor will provide Lessee with Indemnification with respect thereto.

     11.2 ENCUMBRANCE BY LESSEE. During the Lease Term, Lessee may create liens, encumbrances and charges upon Lessee's leasehold estate in the Leased Assets or any portion thereof, provided that Lessee provides Lessor with Indemnification with respect thereto. Lessee will take such action as may be required, including the payment of a sum into a court or the posting of a bond to secure payment of any such lien, encumbrance or charge to cause any claim therefor to be cleared prior to execution on judgment. The mere filing or foreclosure of a lien, encumbrance or charge against the Leased Assets or the entry of a judgment thereon will be subject to the provisions of Sections 13.2 and 13.3.

     11.3 IMPOSITIONS. No later than 30 days after the Lease Commencement Date, Lessor and Lessee will each notify the appropriate Governmental Entities that the Leased Assets have been leased to Lessee and that such Governmental Entities should thereafter send all notices relating to the Impositions to Lessee. Lessee will use its best efforts promptly to send to Lessor copies of all notices received by Lessee from any Governmental Entity relating to any of the Leased Assets, including any notices relating to Impositions. Impositions that are payable in respect of the tax or calendar year in which the Lease Term commences, or in respect of the tax or calendar year in which the Lease Term ends, will be apportioned so that each of Lessor and Lessee will pay its proportionate share based on the respective time periods each has had responsibility for operating the Leased Assets. The certificate, advice, bill or statement issued or given by the appropriate Governmental Entity authorized to issue the same or to receive payment of any Imposition will be prima facie evidence of the existence, nonpayment or amount of such Imposition for the purposes of establishing Lessee's obligations hereunder. Lessee will, upon written request of Lessor, deliver to Lessor reasonable evidence showing payment of each Imposition to the appropriate Governmental Entity. To the extent any Imposition is permitted to be paid in installments, Lessee may pay such Imposition in installments as and when such installments become due. Lessor acknowledges that installments of any Imposition which become due and payable following expiration or termination of the Lease Term will be the sole obligation of Lessor. Lessee may, at its sole cost and expense, contest the validity or amount of any Imposition to the full extent of its applicable administrative or judicial remedies, in which event the payment thereof may be deferred during the pendency of such contest, if diligently prosecuted; provided, however, that an Imposition may not remain unpaid for such period of time as would permit any of the Leased Assets to be sold or seized by any Governmental Entity for nonpayment. Lessor will, at the request of Lessee, join in and cooperate fully with Lessee in any such contest proceedings or applications, provided that Lessee provides Lessor with Indemnification with respect thereto. Lessor will promptly pay over to Lessee any refund of any Impositions, and penalties and interest thereon, received by Lessor which had been paid by Lessee.

     11.4 PAYMENTS IN LIEU OF TAXES. The parties intend for the Premises to be subject to Taxes assessed by Oklahoma County, Oklahoma, on behalf of Governmental Entities, including the City and the Mid-Del Independent School District, on owners of commercial real property in general. In the event that at any time during the Lease Term Lessee becomes exempt from payment of such Taxes on the Premises, or such Taxes are not levied or imposed on the Premises for any reason, Lessee will pay to Lessor an amount equal to the amount of such Taxes which would have been levied or imposed on the Premises but for the exemption.

ARTICLE 12.  QUIET ENJOYMENT

     Subject to the provisions of this Lease, and so long as a Major Event of Default has not occurred and is continuing, Lessee will lawfully, peaceably and quietly have, hold, occupy and enjoy the Leased Assets and any appurtenant rights granted to Lessee under this Lease during the Lease Term without hindrance or ejection by Lessor, the City or any person lawfully claiming under Lessor, and without interference by Lessor or the City in the operation of the Hospital Facilities, subject only to the provisions of this Lease and the Definitive Agreement. Notwithstanding the foregoing, Lessor will have such inspection rights as are provided by this Lease.

ARTICLE 13.  LESSEE'S DEFAULT AND REMEDIES THEREFOR

     13.1 MAJOR EVENTS OF DEFAULT. Upon the occurrence during the Lease Term of any of the following events (each, a "MAJOR EVENT OF DEFAULT"), Lessor may elect to terminate this Lease without any obligation to repay any rent or other amounts theretofore paid to Lessor hereunder:

          (a) Lessee loses or forfeits (i) its license to operate the Hospital as an acute care hospital or (ii) its Medicare certification, or certification by Medicare's successor program (unless such certification is no longer necessary to receive payments for treatment rendered to Medicare recipients); provided, however, that if Lessee is notified by the appropriate authority or is otherwise informed that such license or such certification has been lost, forfeited or revoked, then Lessee may take such action as it may deem necessary to seek reinstatement or recertification, including commencement or defense of such administrative and/or judicial proceedings as may be indicated, and Lessee will have a period to cure such default that will continue until all of the administrative and/or judicial remedies of Lessee have been exhausted and such proceedings have resulted in the final judicial determination that Lessee is not entitled to reinstatement, renewal or recertification, or that Lessee must surrender the same, as the case may be; and provided further that such period of cure will extend only so long as Lessee is legally or judicially allowed to continue the operation of the Hospital without thereby being in violation of any order of a court of competent jurisdiction; or

          (b) Lessee fails to operate the Hospital as an acute care hospital for any period of 30 consecutive days (taking into account the provisions of Section 13.4), and the Premises have not been partially or substantially destroyed as contemplated by Article 7, or substantially taken by eminent domain proceedings as contemplated by Article 15; or

          (c) either Lessee or Guarantor: (i) ceases doing business as a going concern; (ii) makes an assignment for the benefit of creditors; (iii) files a petition commencing a voluntary case under any chapter of the Bankruptcy Code; (iv) has filed against it a petition commencing an involuntary case under any chapter of the Bankruptcy Code, and such petition is not stayed or dismissed within 90 days after its filing; (v) has entered against it the execution of a judgment or other judicial action which results in a sale or seizure of all or substantially all of Lessee's assets; (vi) is adjudicated an insolvent; (vii) files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law, rule or regulation relating to bankruptcy or insolvency, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (viii) acquiesces in the appointment of a trustee, receiver, custodian or other similar official for it or for all or any substantial part of its assets or properties; provided, however, that the merger, consolidation or sale of substantially all of the capital stock or assets of Lessee or of Guarantor as a going concern will not be deemed to be an event within the contemplation of this Section 13.1(c);

          (d) Guarantor consummates a Disposition without having provided Lessor with the First Refusal, all as provided by Section 16.2; or

          (e) Lessee assigns this Lease, sublets the Leased Assets or consummates a Disposition in violation of the provisions of Article 17.

     13.2 OTHER BREACHES OF LEASE. If during the Lease Term Lessee fails to perform, observe or comply with any other term, covenant, condition or provision of this Lease binding upon it, and such failure continues for a period of 90 days after written notice thereof has been given by Lessor to Lessee, then Lessor may have and exercise all such rights and remedies as are provided under the applicable provisions of this Lease and of Oklahoma law; provided, however, that where a specific remedy has been provided for in this Lease, such specific remedy will be Lessor's sole remedy for such breach; and provided further that if Lessee proceeds to cure any such breach, and such cure, if begun and prosecuted with due diligence, cannot be completed within a period of 60 days, then such cure period will be increased to such extent as is necessary to enable Lessee to begin and complete such cure through the exercise of due diligence.

     13.3 INDEMNITY FOR BREACH.  Notwithstanding any other provision of this
Article 13, if any breach of this Lease occurs, and Lessee fails to cure such breach in the manner specified herein, and such breach would result only in monetary loss to Lessor, then Lessee may elect to cure such breach by providing Lessor with Indemnification against such loss, immediately upon the final determination of such breach, and such provision of Indemnification will have the same effect as if no breach had occurred, and this Lease will continue for the balance of the Lease Term. If such provision of Indemnification involves reimbursement of Lessor for amounts expended by it (as distinguished from payments made directly to a third party on Lessor's behalf), then Lessee will also pay to Lessor Interest accruing from the date Lessor expended such amounts.

     13.4 CAUSES BEYOND A PARTY'S CONTROL. If during the Lease Term either party is delayed or prevented from the performance of any act required by this Lease by reason of acts of God, strikes, lockouts or the like, without fault and beyond the reasonable control of such party, then performance of such act by such party will be excused for the period of the delay; and the period for the performance of any such act will be extended for a period equivalent to the period of such delay; provided, however, that nothing in this Section 13.4 will excuse Lessee from the prompt payment of any rent or other charge required of Lessee except as may be expressly provided elsewhere in this Lease.

     13.5 REPOSSESSION OF THE PREMISES ON TERMINATION. Upon termination of this Lease as provided by Section 13.1, Lessor may proceed to enter into and repossess the Premises with process of law and remove Lessee's employees or property therefrom in such manner and in accordance with such procedures as a court of competent jurisdiction may allow, without incurring any liability to Lessee or to any persons occupying or using the Premises for any damage caused or sustained by reason of such lawful entry or removal; provided, however, that upon posting a bond in the amount and manner determined by a court of competent jurisdiction, Lessee may continue to operate the Hospital Facilities and have possession of the Premises until it becomes legally obligated to surrender the same by reason of a final judicial determination in the courts of the State of Oklahoma, or at the level of the U.S. Circuit Court of Appeals if the applicable proceeding was commenced in a U.S. District Court by an unrelated party. Lessee will provide Lessor with Indemnification with respect to all costs incurred in such removal and storage of property.

ARTICLE 14.  SURRENDER OF POSSESSION

     14.1 SURRENDER OF LEASED ASSETS. Upon the expiration or termination of the Lease Term, howsoever effected:

          (a) Lessee will forthwith surrender the Leased Assets to Lessor, free and clear of all claims, liens, security interests and other encumbrances (except those existing on the Lease Commencement Date) and in as good working order and condition as on the Lease Commencement Date, ordinary wear and tear excepted;

          (b) Lessee will transfer to Lessor all equipment and other personalty, including furniture and supplies, owned by Lessee and kept at the Premises that were acquired by Lessee as replacements, substitutions or enhancements of the Leased Assets (other than replacements, substitutions or enhancements that represent new and different technology or expanded capability);

          (c) Lessee will permit Lessor to purchase, at the lower of Lessee's cost (determined on the basis of first-in-first-out) or then-current market value, all other equipment and personalty owned by Lessee and kept at the Premises and not contemplated by Section 14.1(b);

          (d) Lessee will cooperate in all reasonable requests of Lessor to assist in the transfer of all Licenses and Permits required by Lessor to operate the Hospital Facilities for its own account; and

          (e) Lessee will execute and deliver to Lessor such bills of sale and assignments as Lessor may reasonably require.

     14.2 ASSIGNMENT AND ASSUMPTION OF CONTRACTS. Upon expiration or termination of the Lease Term, howsoever effected, those contracts and leases (including those entered into for the purpose of enhancing Hospital census, services and operations) negotiated at arms length by Lessee during the Lease Term and then outstanding will be assigned to and assumed by Lessor, and Lessor will provide Lessee with Indemnification from all obligations and liabilities arising out of such contracts and leases after such assignment to and assumption by Lessor. Lessee will provide Lessor with Indemnification from all obligations and liabilities arising out of such contracts and leases prior to such assignment to and assumption by Lessor.

ARTICLE 15.  EMINENT DOMAIN

     If at any time during the Lease Term the entire Premises, or such part thereof as renders the remaining portion unsuitable for use as a 208-bed general acute care hospital with adequate parking area, and vehicular and pedestrian access to the Premises, is acquired by Governmental Entities or quasi-governmental authorities by the exercise of the power of eminent domain, then upon written notice of Lessee's election so to do, given by Lessee to Lessor within 30 days after receipt by Lessee of notice from Lessor that proceedings or negotiations with respect to such acquisition have begun, this Lease will terminate for all purposes (except enforcement of rights then accrued), at the time possession must be surrendered to such authority, and the amount of the award will be divided between Lessor and Lessee as their respective interests may appear, taking into account that Lessee is entitled to full credit for the amortized value of all prepaid rent and the amortized value of all capital Improvements made during the Lease Term.

ARTICLE 16.  GUARANTY

     16.1 GUARANTY. Guarantor hereby guarantees to Lessor the full and prompt payment and performance of all of Lessee's obligations and duties under this Lease and the Definitive Agreement and, except as otherwise provided by Section 16.2(d)(ii), the obligations and duties under this Lease and the Definitive Agreement of any and all of Lessee's successors or assigns. Guarantor will pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Lessor in any successful proceeding instituted to enforce the duties and obligations of Guarantor under this Section 16.1 following any default on the part of Lessee or Guarantor hereunder. Guarantor will execute and deliver such other agreements, documents and instruments as may be reasonably required to further evidence Guarantor's obligations set forth in this Section 16.1. Any discharge or limitation of Lessee's obligations under this Lease by operation of law or otherwise will not discharge or limit Guarantor's obligations to Lessor, except as otherwise provided in this Lease.

     16.2 RIGHT OF FIRST REFUSAL.

          (a) In the event that, at any time during the Lease Term, Guarantor proposes (i) a transfer or sale of 50 percent or more of the voting stock, or substantially all of the assets, of Lessee or Guarantor to a third party which was not an Affiliate of Guarantor immediately prior to such transfer or sale, or
(ii) the merger or consolidation of Lessee or Guarantor with or into a third party which was not an Affiliate of Guarantor immediately prior to such merger or consolidation (other than a merger or consolidation in which Lessee or Guarantor, as the case may be, is the surviving entity thereof) (each, a "DISPOSITION"), then Guarantor will first give the First Refusal to Lessor to terminate this Lease and reacquire possession of all (but not less than all) of the Leased Assets (the "FIRST REFUSAL TRANSACTION") upon payment to Lessee, in cash, of the First Refusal Price. The "FIRST REFUSAL PRICE" means, in either the case of a Disposition of Lessee or a disposition of Guarantor, an amount equal to the fair market value of the leasehold interests represented by this Lease, taking into account the years then remaining in the Lease Term, determined as provided by Section 16.2(f) (the "DISPOSITION FAIR MARKET VALUE"). The First Refusal will be given by notice to Lessor,containing a complete description of the essential terms of the proposed Disposition and the name, address, qualifications and background of the third party with whom the Disposition is proposed (the "ACQUIROR") (the date on which such notice is given being the "OFFER DATE"). Notwithstanding the foregoing, the restrictions provided by Article 17 will apply to any Disposition of Lessee.

          (b) The First Refusal may be exercised by Lessor by giving to Guarantor notice of exercise within 30 days following the Offer Date. Lessor's notice will contain an unequivocal statement of its intention to exercise the First Refusal in accordance with the provisions of this Section 16.2 and will be accompanied by (i) a certificate to the effect that Lessor will use its best efforts, in good faith, to ensure that sufficient funds will, by the time of closing, be available to Lessor to enable it to pay the First Refusal Price, and
(ii) a good faith deposit in an amount equal to 5 percent of the First Refusal Price.

          (c) Within 60 days following the Offer Date, Guarantor and Lessor will enter into an agreement setting forth the terms and conditions of the First Refusal Transaction (the "FIRST REFUSAL AGREEMENT") and will consummate the First Refusal Transaction. The parties' efforts in that regard will be pursued diligently and in good faith, and the First Refusal Agreement will contain only those terms and conditions as would be customary to consummate the First Refusal Transaction in accordance with the provisions of this Section 16.2, including those in respect of any required governmental approvals, transfers of Licenses and Permits and contracts, and other provisions necessary to ensure that Lessor receives in the First Refusal Transaction those assets required to operate the Premises as an acute care, inpatient hospital facility.

          (d) In the event that Lessor fails to exercise the First Refusal as herein provided, or fails to execute the First Refusal Agreement as herein provided, or fails to close the First Refusal Transaction as herein and therein provided, then Guarantor's consummation of the Disposition will not give rise to any rights or obligations under this Lease (including those provided by Section 16.1), provided that: (i) the Disposition is to the Acquiror and on substantially the terms and conditions described in the notice given by Guarantor to Lessor; and (ii) the Acquiror executes and delivers to Lessor and to Guarantor, as a condition precedent to such Disposition, an instrument by which the Acquiror irrevocably and unconditionally assumes the performance and observation of the agreements and obligations of Lessee and Guarantor under this Lease.

          (e) Lessee and Guarantor will afford to Lessor and its counsel, accountants and other representatives reasonable access during the period commencing on the Offer Date to and including (i) in the case of an unexercised First Refusal, the date on which the 30-day exercise period referred to in
Section 16.2(b) has expired, or (ii) in the case of an exercised First Refusal, the date of closing of the First Refusal Transaction, to the Leased Assets and the books and records of Lessee relevant to its operation of the Hospital Facilities, and will promptly furnish Lessor with all information as Lessor reasonably requests in connection therewith.

          (f) Promptly after the Offer Date, Lessor and Guarantor will each appoint a nationally recognized appraiser, who will each determine the Disposition Fair Market Value and report such determination to Lessor and to Guarantor within 15 days after the Offer Date. If the two appraisers' determinations of the Disposition Fair Market Value do not vary in a material amount, then the First Refusal Price will be the amount of the Disposition Fair Market Value agreed to by the two appraisers. If the two appraisers' determinations of the Disposition Fair Market Value vary in a material amount, then such appraisers will jointly appoint a third nationally recognized appraiser. The group of three appraisers will then jointly determine, by majority vote, the Disposition Fair Market Value and report such determination to Lessor and to Guarantor within 25 days after the Offer Date, and in such event the First Refusal Price will be the amount of the Disposition Fair Market Value so jointly determined. Lessor and Guarantor will each bear the costs and expenses of the appraiser appointed by it, and 50 percent of the costs and expenses of the third appraiser.

ARTICLE 17.  ASSIGNMENT OR SUBLEASE

     17.1 ASSIGNMENT OR SUBLEASE. During the Lease Term, Lessee will not directly or indirectly assign this Lease or any interest herein, or sublet the Leased Assets or any part thereof, without the prior written consent of Lessor, except that the following transactions will not require Lessor's consent: (a) an assignment or subletting to, or any other transaction with, an Affiliate of Lessee; or (b) a sale, merger or other transaction which does not constitute a Disposition of Lessee for purposes of the First Refusal. In no event will Lessee or Guarantor, without the prior written consent of Lessor, assign this Lease, sublet the Leased Assets or effect a Disposition of Lessee to an entity which owns, operates or manages, directly or indirectly, any acute care, inpatient hospital facility within a 30-mile radius of the Premises. No assignment of this Lease or subletting of the Leased Assets will release Lessee or Guarantor from any of their obligations hereunder, and Lessee and Guarantor will remain fully liable hereunder, except as otherwise provided by Section 16.2(d)(ii).

     17.2 REQUIRED EXERCISE OF FIRST REFUSAL. In the event that: (a) at any time during the Lease Term Lessee proposes to assign this Lease, sublet the Leased Assets or effect a Disposition of Lessee under circumstances where Lessor's consent is required by Sec-tion 17.1; and (b) Lessor does not give its unconditional consent thereto; and
(c) the proposed assignee, subtenant or Acquiror has demonstrated management and financial ability to operate the Hospital Facilities for Permitted Premises Use and perform Lessee's and Guarantor's obligations under this Lease for the remainder of the Lease Term; and (d) the proposed assignee, subtenant or Acquiror does not own, operate or manage, directly or indirectly, any acute care, inpatient hospital facility within a 30-mile radius of the Premises; then Lessee and Guarantor will provide Lessor with the First Refusal under all of the terms and conditions contained in Section 16.2, and the parties' respective rights and obligations will be as provided by Section 16.2, except that the term "Disposition" will include such assignment or subletting.

ARTICLE 18.  IN GENERAL

     18.1 TIME IS OF THE ESSENCE. Time is of the essence, and each party will perform its obligations hereunder in a timely manner.

     18.2 MEMORANDUM OF LEASE. The parties will execute a short form Memorandum of Lease in recordable form which either party may record in the Office of the Clerk of Oklahoma County, Oklahoma.

     18.3 RELATIONSHIPS OF PARTIES. Nothing contained in this Lease will be deemed or construed by the parties or by any third party to create the relationship of principal and agent, partnership, joint venture or any other association between Lessor and Lessee (or Guarantor), and no provision contained in this Lease nor any acts of the parties will be deemed to create any relationship between Lessor and Lessee (or Guarantor), other than the relationship of lessor and lessee (and guarantor).

     18.4 RIGHTS AND REMEDIES. It is the intention of the parties specifically to set forth their respective rights and remedies in the specific provisions of this Lease. However, where no specific remedy has been provided by the terms of this Lease, Lessor, Lessee and Guarantor will retain their respective rights to damages, specific performance or other appropriate relief.

     18.5 ENFORCEMENT EXPENSES. Except as otherwise expressly provided herein, in the event any party elects to incur legal expenses to enforce, defend or interpret any provision of this Lease as between it and another party, the prevailing party will be entitled to recover from the other party the amount of such legal expenses, including attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party will be entitled.

     18.6 NOTICES. Any notice, demand or communication required, permitted or desired to be given hereunder will be in writing and will be deemed effectively delivered when personally delivered, when actually received by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid thereon, by certified or registered mail, return receipt requested, addressed as follows:

     IF TO LESSOR:    Midwest City Memorial Hospital Authority
                    c/o The City of Midwest City
                    Post Office Box 10570
                    Midwest City, OK 73140-1570
                    Attention: Secretary

     WITH A COPY TO:     Buchanan Ingersoll P.C.
                    101 East Kennedy Blvd., Suite 1030
                    Tampa, FL 33602
                    Attention:  James J. Kennedy, III, Esq.

     IF TO LESSEE OR
     TO GUARANTOR:  Health Management Associates, Inc.
                    5811 Pelican Bay Boulevard, Suite 500
                    Naples, FL 33963-2710
                    Attention: William J. Schoen
                    Chairman, President and Chief Executive Officer

     WITH A COPY TO:     Health Management Associates, Inc.
                    5811 Pelican Bay Boulevard, Suite 500
                    Naples, FL 33963-2710
                    Attention: Robb L. Smith, Esq.
                    Senior Vice President and General Counsel

or to such other address, and to the attention of such other person as any party may designate by notice delivered in like manner.

     18.7 CHOICE OF LAW. This Lease will be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its principles of conflicts of laws.

     18.8 BENEFIT. Subject to express provisions herein to the contrary, this Lease will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

     18.9 WAIVERS AND CONSENTS. Any waiver of any provision of this Lease and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of a breach or violation of any provision of this Lease will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof. No delay or failure on the part of any party in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

     18.10 SEVERABILITY. In the event any provision of this Lease is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability will in no event affect, prejudice or disturb the validity of the remainder of this Lease, which will be and remain in full force and effect, enforceable in accordance with its terms.

     18.11 INFERENCES. Inasmuch as this Lease is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Lease has been drafted by or on behalf of such party.

     18.12 ENTIRE AGREEMENT. This Lease and the Definitive Agreement supersede all previous agreements and constitute the entire agreement of whatsoever kind or nature existing between the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein and therein. The parties specifically acknowledge that in entering into and executing this Lease, the parties rely solely upon the representations and agreements contained herein and therein and no others. All prior representations or agreements, whether written or oral, not expressly referenced herein are superseded unless and until made in writing and signed by Lessor, Lessee and Guarantor.

     18.13 AMENDMENT. This Lease may be amended, and the terms hereof may be modified, only by a writing executed by each of the parties hereto, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing.

     18.14 COUNTERPARTS. This Lease, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Lease to be executed by their authorized officers, all as of the date and year first above written.

                         MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY,
                         AN OKLAHOMA PUBLIC TRUST


                         By:_________________________

                         Title:______________________

                         MIDWEST CITY HMA, INC.


                         By:__________________________

                         Title:_______________________


                         HEALTH MANAGEMENT ASSOCIATES, INC.


                         By:__________________________

                        Title:________________________

State of Oklahoma
County of Oklahoma

    Personally appeared before me, the undersigned authority in and for the said County and State, on this _____ day of May, 1996, within my jurisdiction, the within named ______________________, who acknowledged that he is the ___________________ of MIDWEST CITY MEMORIAL HOSPITAL AUTHORITY, an Oklahoma public trust, and that for and on behalf of the said public trust, and as its act and deed, he executed the foregoing instrument, after first having been duly authorized by said public trust so to do.


                        _______________________________
                        (Signature of notarial officer)
(Seal, if any)
                        _______________________________
                        Title (and Rank)
                        (My commission expires:          )



State of Oklahoma
County of Oklahoma

    Personally appeared before me, the undersigned authority in and for the said County and State, on this _____ day of May, 1996, within my jurisdiction, the within named ______________________, who acknowledged that he is the ___________________ of MIDWEST CITY HMA, INC., an Oklahoma corporation, and that for and on behalf of the said corporation, and as its act and deed, he executed the foregoing instrument, after first having been duly authorized by said corporation so to do.


                        _______________________________
                        (Signature of notarial officer)
(Seal, if any)

                        _______________________________
                        Title (and Rank)
                        (My commission expires:          )

State of Oklahoma
County of Oklahoma

    Personally appeared before me, the undersigned authority in and for the said County and State, on this _____ day of May, 1996, within my jurisdiction, the within named ______________________, who acknowledged that he is the ___________________ of HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation, and that for and on behalf of the said corporation, and as its act and deed, he executed the foregoing instrument, after first having been duly authorized by said corporation so to do.


                        _______________________________
                        (Signature of notarial officer)
(Seal, if any)

                        _______________________________
                        Title (and Rank)
                        (My commission expires:          )

                                    CONSENT


    The City of Midwest City, Oklahoma, hereby consents to the sublease of the Leased Assets owned by it pursuant to, and subject to all of the terms and conditions of, the foregoing Lease Agreement.


                    THE CITY OF MIDWEST CITY, OKLAHOMA


                    By:_____________________

                    Title:__________________



State of Oklahoma
County of Oklahoma

    Personally appeared before me, the undersigned authority in and for the said County and State, on this _____ day of May, 1996, within my jurisdiction, the within named ______________________, who acknowledged that he is the ___________________ of THE CITY OF MIDWEST CITY, OKLAHOMA, an Oklahoma body politic, and that for and on behalf of the said body politic, and as its act and deed, he executed the foregoing instrument, after first having been duly authorized by said body politic so to do.



                        _______________________________
                        (Signature of notarial officer)
(Seal, if any)

                        _______________________________
                        Title (and Rank)
                        (My commission expires:          )

                           LIST OF OMITTED SCHEDULES


     Exhibit A      Real Property Owned by City
     Exhibit B      Real Property Owned by Lessor

                                       28